UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material Pursuant to §240.14a-12

BRIGHTVIEW HOLDINGS, INC.

(Exact of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

(2)
Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
Proposed maximum aggregate value of transaction:

(5)
Total fee paid:

☐
Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
Amount Previously Paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
Filing Party:

(4)
Date Filed:

980 Jolly Road
Blue Bell, Pennsylvania 19422
January 26, 2021
Dear Stockholders:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders of BrightView Holdings, Inc. to be held on Tuesday, March 16, 2021 at 11:00 a.m., Eastern Time. This year’s Annual Meeting will be virtual. You will be able to attend the meeting online, vote your shares and submit your questions by visiting https://web.lumiagm.com/298109712, password: brightview2021.
As permitted by the rules of the Securities and Exchange Commission, we are furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites receipt, reduces costs and conserves natural resources. We sent a Notice of Internet Availability of Proxy Materials on or about January 26, 2021 to our stockholders of record at the close of business on January 15, 2021. The notice contains instructions on how to access our Proxy Statement and 2020 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the notice.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet, as well as by telephone or by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.
Thank you for your continued support of BrightView.
Sincerely,
Paul E. Raether
Chairman of the Board of Directors
Andrew V. Masterman
President and Chief Executive Officer, Director

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS OF BRIGHTVIEW HOLDINGS, INC.
Date	Tuesday, March 16, 2021
Time	11:00 a.m. Eastern Time. Online check-in will begin at 10:30 a.m. Eastern Time, and you should allow ample time for online check-in procedures.
Place	Online via webcast at https://web.lumiagm.com/298109712, password: brightview2021. To participate in the Annual Meeting, you will need the 11-digit control number included on your Notice Regarding the Availability of Proxy Materials, on your proxy card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials. You may vote your shares electronically and submit questions during the Annual Meeting by logging into https://web.lumiagm.com/298109712, password: brightview2021.
Record date	The Board of Directors has fixed the close of business on January 15, 2021 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Each stockholder of record is entitled to one vote for each share of common stock held at that time. You will be able to request a list of stockholders of record during the Annual Meeting.
Items of business	(1) To elect the eight director nominees listed herein.
(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021.
(3) To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
You have three options for submitting your vote before the Annual Meeting:
•
Internet, through computer or mobile device such as a tablet or smartphone;

•
Telephone; or

•
Mail.

Please vote as soon as possible to record your vote promptly, even if you plan to attend the virtual Annual Meeting.
By Order of the Board of Directors,
Jonathan M. Gottsegen
Corporate Secretary
January 26, 2021
Blue Bell, Pennsylvania

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Tuesday, March 16, 2021: The Proxy Statement and 2020 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended September 30, 2020, are available at www.voteproxy.com.

i

980 Jolly Road
Blue Bell, Pennsylvania 19422
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 16, 2021
GENERAL INFORMATION
Why am I being provided with these materials?
We first sent a Notice of Internet Availability of Proxy Materials and made these proxy materials available to you via the Internet on or about January 26, 2021 or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board”) of BrightView Holdings, Inc. of proxies to be voted at our Annual Meeting of Stockholders to be held on March 16, 2021, and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting online and vote your shares electronically during the meeting.
What am I voting on?
There are two proposals scheduled to be voted on at the Annual Meeting:
•
Proposal No. 1: Election of the eight director nominees listed in this Proxy Statement (the “Nominee Proposal”).

•
Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021 (the “Ratification Proposal”).

Who is entitled to vote?
Stockholders as of the close of business on January 15, 2021 (the “Record Date”) may vote online at the virtual Annual Meeting. As of that date, there were approximately 105,147,621 shares of our common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:
•
Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);

•
Held for you in an account with a broker, bank or other nominee (shares held in “street name”) — Street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or other nominee how to vote their shares; and

•
Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?
The holders of record of a majority of the voting power of the issued and outstanding shares of our capital stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” as described below also are counted as present and entitled to vote for purposes of determining a quorum. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of a quorum at the Annual Meeting.
What is a “broker non-vote”?
A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, the Nominee Proposal is considered a non-discretionary matter and a broker will lack the authority to vote shares at his/her discretion on such proposal. The Ratification Proposal is considered a discretionary matter and a broker will be permitted to exercise his/her discretion on such proposal.
How many votes are required to approve each proposal?
With respect to the Nominee Proposal, each director is elected at the Annual Meeting by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.
With respect to the Ratification Proposal, approval requires a vote of the holders of a majority of the voting power of the shares of our stock present in person or represented by proxy and entitled to vote on the proposal.
How are votes counted?
With respect to the Nominee Proposal, you may vote “FOR,” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote “for” or “against” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of the Nominee Proposal.
With respect to the Ratification Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” the Ratification Proposal.
If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and “FOR” the Ratification Proposal as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.
Who will count the vote?
Representatives of American Stock Transfer & Trust Company, LLC (“AST”) will tabulate the votes and act as inspector of elections.
How does the Board recommend that I vote?
Our Board recommends that you vote your shares:
•
“FOR” each of the nominees to the Board set forth in this Proxy Statement.

•
“FOR” the Ratification Proposal.

How can I attend the Annual Meeting online?
Due to public health concerns relating to COVID-19 and to support the health and safety of our stockholders and employees, this year’s Annual Meeting will be a completely virtual meeting, conducted exclusively via live webcast. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person.
You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting https://web.lumiagm.com/298109712, password: brightview2021. To participate in the Annual

Meeting, you will need the 11-digit control number included on your Notice of Internet Availability, on your proxy card, or on the instructions that accompanied your proxy materials.
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting.
The meeting webcast will begin promptly at 11:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online access to the meeting will open at 10:30 a.m. Eastern Time and you should allow ample time to log in to the meeting webcast.
How can I vote my shares before the Annual Meeting?
The voting process depends on whether you hold your shares in your own name (as the “stockholder of record”) or beneficially in “street name”. If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:
•
By Internet — You may submit your proxy by going to www.voteproxy.com and by following the instructions on how to complete an electronic proxy card.

•
By Telephone — You may submit your proxy by dialing 1-800-776-9437 and by following the recorded instructions.

•
By Mail — You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.
Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time on March 15, 2021 for the voting of shares held by stockholders of record or held in street name.
Mailed proxy cards or voting instruction forms must be mailed sufficiently in advance to be received and processed by our tabulator before the polls close at the meeting. Brokers, banks or nominees may have earlier cutoff deadlines.
How do I vote online during the Annual Meeting?
If you are a stockholder of record, you may vote your shares by attending the 2021 Annual Meeting of Stockholders online and following the on-screen voting instructions.
If you hold your shares in “street name”, you may need to follow additional instructions provided by your broker in order to vote your shares and submit questions during the Annual Meeting. After obtaining a valid legal proxy from your broker or nominee, you must submit proof of your legal proxy reflecting the number of shares you hold along with your name and email address to AST. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:
American Stock Transfer & Trust Company LLC
Attn: Proxy Tabulation Department
6201 15th Avenue
Brooklyn, NY 11219
Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time, on March 1, 2021. A confirmation of registration email and 11-digit voter control number from AST will be issued after registration materials have been received.

What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
If you encounter any technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting log in page. Technical support will be available starting at 10:30 A.M. Eastern Time on Tuesday, March 16, 2021 and until the meeting has finished.
How do I submit a question at the Annual Meeting?
Stockholders will be able to submit questions live during the virtual meeting by following the on-screen instructions. We will answer questions relevant to meeting matters and that otherwise comply with the meeting rules of conduct. Questions regarding personal matters or matters not relevant to meeting matters will not be answered.
What does it mean if I receive more than one Notice on or about the same time?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.
May I change my vote or revoke my proxy?
You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Company’s Corporate Secretary at BrightView Holdings, Inc., 980 Jolly Road, Blue Bell, Pennsylvania 19422 prior to your shares being voted, or by attending the Annual Meeting online and voting. Attendance virtually at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instructions it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting online and voting.
Could other matters be decided at the Annual Meeting?
We do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.
If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.
We also have retained D.F. King & Co., Inc. to assist in soliciting proxies. We expect to pay D.F. King & Co., Inc. approximately $10,500 plus expenses in connection with its solicitation of proxies.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
The Board has considered and nominated the following nominees for a one-year term expiring at the 2022 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified: James R. Abrahamson; Jane Okun Bomba; Shamit Grover; Andrew V. Masterman; Paul E. Raether; Richard W. Roedel; Mara Swan and Joshua T. Weisenbeck.
Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this Proxy Statement intend to vote the proxies held by them “FOR” the election of the director nominees. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.
Nominees for Election to the Board of Directors in 2021
The following information describes the offices held, other business directorships and other background information for each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.
Name	Age	Principal Occupation and Other Information
James R. Abrahamson	65	James R. Abrahamson has been a member of the Board since August 2015. Mr. Abrahamson was Chairman of Interstate Hotels & Resorts, a leading U.S.-based global hotel management company comprised of over 500 hotels, until its sale to Aimbridge Hospitality in October 2019. He previously served as Interstate’s Chief Executive Officer (“CEO”) from December 2011 to March 2017; he was named to the additional position of Chairman in October 2016. Mr. Abrahamson has served as Chairman of the Board for VICI Properties Inc. (NYSE: VICI), a REIT valued at over $14 billion in market capitalization, since its launch in 2017. Mr. Abrahamson served as an independent director at La Quinta Holdings Inc. (NYSE: LQ) from November 2015 until the sale of the company in May 2018 and has served as an independent director of CorePoint Lodging Inc. (NYSE: CPLG), a REIT comprised of over 200 hotels since it was spun out of La Quinta in May 2018. Prior to joining Interstate in 2011, Mr. Abrahamson also held senior leadership positions with InterContinental Hotels Group PLC, Hyatt Corporation, Marcus Corporation and Hilton Worldwide Holdings Inc. At Intercontinental, where he served from 2009 to 2011, he served as President of the Americas division and, from 2010 to 2011, as executive director of the company’s board. At Hyatt, which he joined in 2004, he was Head of Development for the Americas division. At Marcus, where he served from 2000 to 2004, Mr. Abrahamson was President of the Baymont Inn and Suites and Woodfield Suites hotels division consisting of approximately 200 properties, both owned and franchised. At Hilton, where he served from 1988 to 2000, Mr. Abrahamson oversaw the Americas region franchise division for all Hilton brands and launched the Hilton Garden Inn brand. Mr. Abrahamson has served as president of the Marriott International National Association owners’ organization in 2017 and 2018 and has served as national board chair of the American Hotel and Lodging Association in 2015 and 2016 and as national board chair of the U.S. Travel Association in 2013 and 2014. He holds a degree in Business Administration from the University of Minnesota.

Name	Age	Principal Occupation and Other Information
Jane Okun Bomba	58
Jane Okun Bomba has been a member of the Board since April 2019. Since January 2018, Ms. Okun Bomba has served as President of Saddle Ridge Consulting, LLC and advises on a range of strategic issues, including investor relations, corporate perception and governance, transaction integration, human resources and ESG. From 2004 to 2017, Ms. Okun Bomba was an executive at IHS Markit Ltd., most recently as Executive Vice President, Chief Administrative Officer. At IHS Markit she led 450 people worldwide delivering support to the company through many corporate functions including HR, Marketing, Communications, Sustainability and Investor Relations. Prior to HIS Markit, she was a partner at Genesis, Inc. and headed investor relations at Velocom Inc., MediaOne Group, Inc. and Northwest Airlines. She held various management positions in corporate finance at Northwest Airlines Corp. and American Airlines, Inc., and was a CPA at PricewaterhouseCoopers.
Ms. Okun Bomba serves on the board of Clarivate Analytics PLC, ServiceSource International, Inc. and Kickstart International and is a member of the International Women’s Forum. She is a member of the University of Michigan, Ross School of Business Dean’s Advisory Board and the School of Literature, Science and Arts Dean’s Advisory Committee. Ms. Okun Bomba holds both a BGS and an MBA from the University of Michigan at Ann Arbor. She completed graduate studies at the Stockholm School of Economics, and board director education in the Women’s Director Development Program at the Kellogg School of Management, Northwestern University and the Directors’ Consortium.

Shamit Grover	38	Shamit Grover has been a member of the Board since October 2018. Mr. Grover is the principal owner of Vesper Street Company, which is a vehicle for identifying a business to buy and build, and which also provides advisory services to founders and executives. From 2009 through December 2020, Mr. Grover was in the Private Capital Group at MSD Partners. He currently serves on the Board of Directors of Kobalt Music Group Limited. Prior to joining MSD Partners, Mr. Grover was at Merrill Lynch, Pierce, Fenner & Smith Incorporated where he worked in the Global Private Equity and Mergers & Acquisitions groups. Mr. Grover graduated from Harvey Mudd College with a Bachelor of Science degree in Engineering and double majored in Economics at Claremont McKenna College.
Andrew V. Masterman	52	Andrew V. Masterman has served as President and CEO of the Company since December 2016 and has been a member of the Board since December 2016. Prior to joining the Company, Mr. Masterman served as Executive Vice President at Precision Castparts Corporation, a Berkshire Hathaway company that specializes in manufacturing structural investment castings, forged components, and airfoil castings for aircraft engines and industrial gas turbines, from April 2012 to November 2016. At Precision Castparts Corporation, Mr. Masterman also served as President of the Wyman Gordon and Structural Casting divisions. Prior to Precision Castparts Corporation, he was President and CEO of North America for ESAB Group, Inc., a leader in welding and

Name	Age	Principal Occupation and Other Information
		cutting equipment and consumables, from August 2009 to April 2012. Mr. Masterman earned a Bachelor of Arts degree with distinction in Political Science from Colorado College and advanced degrees in Engineering, Japanese and Business Administration from the University of Michigan.
Paul E. Raether	74	Paul E. Raether has been a member of the Board since May 2015. Mr. Raether is a Senior Advisory Partner at KKR & Co. Inc. (“KKR”). He joined KKR in 1980, became a General Partner in 1986, and currently serves on two of three of KKR’s regional Portfolio Management Committees. Mr. Raether also serves on the board of directors of the Apple Leisure Group. Mr. Raether served as a director of WM111 Corp. from May 2015 until May 2017. He has played a significant role in numerous portfolio companies including Beatrice Companies, Inc., Cole National Corporation, The Duracell Company, Fleet/Bank of New England, IDEX Corporation, KSL Recreation Corporation, Masonite International Corporation, PT Components Inc., Randall’s Food Markets, Inc., RJR Nabisco, Inc., Seaman Furniture Company, Inc., Shoppers Drug Mart Corporation, The Stop & Shop Supermarket Company, Storer Communications, Inc., Walter Industries, Inc. and Wometco Enterprises, Inc. Prior to joining KKR, Mr. Raether served as an officer in the United States Navy and started his professional career in the Corporate Finance Department of Reynolds Securities. Previously, he was a Vice President in the Corporate Finance Department of Blyth Eastman Dillon & Company. He obtained a Bachelor of Arts from Trinity College and an M.B.A. from the Tuck School of Business at Dartmouth College. Mr. Raether serves as a director or trustee for several educational and non-profit institutions. He recently retired from the Board of Trinity College in Hartford, Connecticut, after 25 years of service including the last 12 years as Chairman. He also serves as a Trustee of the Board of Overseers of the Tuck School of Business at Dartmouth College and the U.S. Ski and Snowboard Foundation. Mr. Raether is the President of the Institute for Sports Medicine Research in New York.
Richard W. Roedel	71
Richard W. Roedel has been a member of the Board since January 2015.
Mr. Roedel also serves as a director of publicly held companies Clarivate Analytics plc, Six Flags Entertainment Corporation, LSB Industries, Inc. and Luna Innovations Incorporated. Mr. Roedel serves as Non-Executive Chairman of Six Flags, Luna and LSB and as Chairman of the audit committee of LSB and a member of the audit committees of Six Flags and Clarivate. Mr. Roedel also serves on the compensation committee of LSB and Luna. Mr. Roedel will not be seeking reelection to the board of directors of Six Flags when his current term expires at its annual meeting of stockholders in May 2021.
Mr. Roedel served on the Board of IHS Markit from 2006 until 2020. During that time Mr. Roedel served as Chairman of the risk committee and a member of the audit committee. Mr. Roedel served on the board of Lorillard, Inc. until 2015 when it was acquired by Reynolds American Inc. During his years on the board of Lorillard,

Name	Age	Principal Occupation and Other Information

Inc., Mr. Roedel served as Chairman of the audit committee, a member of the nominating and governance committee and lead independent director. Mr. Roedel served on the board of Sealy Corporation in several capacities, including Chairman of its audit committee, until 2013 when Sealy was acquired by Tempur-Pedic International Inc. Mr. Roedel served on the Board of Directors of BrightPoint, Inc in several capacities until 2012, when it was acquired by Ingram Micro Inc., including Chairman of its audit committee, Chairman of its compensation committee and member of its nominating and governance committee. Mr. Roedel served on the board of directors of Broadview Holdings, Inc. and was Chairman of its audit committee and a member of its compensation committees until 2012, following the approval of its financial restructuring plan by the United States Bankruptcy Court, which resulted in a change to its ownership structure. Mr. Roedel served on the Board of Directors of Dade Behring Holdings, Inc. and was Chairman of its audit committee until 2007 when Dade was acquired by Siemens AG. Mr. Roedel served on the Board of Directors of Take-Two Interactive Software, Inc. until 2005, initially as Chairman of its audit and governance committees, later becoming Chairman and Chief Executive Officer. Mr. Roedel is a member of the National Association of Corporate Directors (NACD) Risk Oversight Advisory Council. Mr. Roedel was appointed to a three year term, ending in 2017, on the Standing Advisory Group of the Public Company Accounting Oversight Board (PCAOB).
Until 2000 Mr. Roedel was employed by BDO Seidman LLP, having been managing partner of its Chicago and New York Metropolitan area offices and later Chairman and CEO. Mr. Roedel is a graduate of The Ohio State University and a CPA.

Mara Swan	61	Mara Swan has been a member of the Board since April 2019. Since October 2020, Ms. Swan has served as the President of Acceleration, LLC and advises on human capital strategy, talent, D, E & I, compensation, workforce productivity and performance issues. In March 2020, Ms. Swan retired as the Executive Vice President of Global Strategy and Talent at ManpowerGroup (NYSE: MAN). In this role, which she held since 2009, she led corporate strategy, marketing, human resources, thought leadership, public relations, communications, risk management and ESG. In 2014, she assumed global leadership responsibility for ManpowerGroup’s Right Management brand, where she was responsible for driving growth and improving profitability. Prior to ManpowerGroup, Ms. Swan was the Chief Human Resources Officer at Molson Coors Beverage company. Ms. Swan currently serves on the GOJO Industries (PURELL brand) board of directors where she has been the chair of the compensation committee since 2011. In July 2020, Ms. Swan joined the board of ULINE, North America’s leading distributor of shipping packaging and industrial supplies. Ms. Swan also was previously the Executive Chair of the Center on Executive Compensation in Washington, D.C.

Name	Age	Principal Occupation and Other Information
		In 2012, Ms. Swan was inducted as a fellow of the National Academy of Human Resources. Ms. Swan holds a bachelor’s degree in business administration, magna cum laude, from the University of Buffalo and a master’s degree, magna cum laude, in Industrial Relations from the University of Minnesota.
Joshua T. Weisenbeck	38	Joshua T. Weisenbeck has been a member of the Board since May 2015. Mr. Weisenbeck is a Member at KKR. He joined KKR in 2008 and is a member of the Industrials Private Equity team. He has been actively involved with KKR’s investments in Gardner Denver, Capsugel, Capital Safety, Hyperion Materials & Technologies, Inc., Minnesota Rubber & Plastics, and GeoStabilization International. In addition, he serves on the boards of directors of Gardner Denver, Hyperion Materials & Technologies, Minnesota Rubber & Plastics, and GeoStabilization International, and was formerly a director of Capsugel and Capital Safety. Prior to joining KKR, Mr. Weisenbeck was with Onex Corporation from 2006 to 2008, focusing on Industrials private equity transactions, including Onex’s investment in Allison Transmission. Prior to Onex, he worked for Lazard Freres & Co. in its Power & Energy group from 2004 to 2006, where he was involved in a number of merger and acquisition transactions. He holds a Bachelor of Arts with honors, magna cum laude, from Williams College.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS
Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (“N&CG Committee”). Because affiliates of KKR and MSD Partners, L.P. (“MSD Partners” and, together with KKR, the “Sponsors”) hold more than 50% of our common stock, we are considered a “controlled company” as defined in the listing standards of the NYSE. As such, we have elected to be exempt from the requirements to have a compensation committee and a nominating and corporate governance committee composed entirely of independent directors and a majority of independent directors on our Board.
Our N&CG Committee and Board evaluate the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our stockholders.
Communications with the Board
As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Board or Audit, Compensation or N&CG Committee or the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Corporate Secretary of the Company, 980 Jolly Road, Blue Bell, Pennsylvania 19422. The Chief Legal Officer and Corporate Secretary will initially review and compile all communications and summarize lengthy or repetitive communications prior to forwarding such communications to the appropriate party. The Chief Legal Officer and Corporate Secretary will not forward communications that are not relevant to the duties and responsibilities of the Board, including spam, junk mail and mass mailings, product or service inquiries, new product or service suggestions, resumes or other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements, or other frivolous communications.
Director Independence and Independence Determinations
Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.
Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board to review the independence of all directors at least annually.
In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board will determine, considering all relevant facts and circumstances, whether such relationship is material.
Our Board has determined that each of Messrs. Abrahamson and Roedel and Mmes. Okun Bomba and Swan is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Messrs. Abrahamson and Roedel and Ms. Okun Bomba is “independent” under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for purposes of Audit Committee independence.
In addition, the Board has considered that Mr. Roedel currently serves on the audit committee of more than three publicly traded companies, including Clarivate Analytics plc, LSB Industries, Inc. and Six Flags Entertainment Corporation. Our Board has determined that Mr. Roedel’s simultaneous service on the audit committees of more than three public companies does not impair his ability to serve effectively as a member of our Audit Committee. Mr. Roedel will not be seeking reelection to the board of directors of Six Flags when his current term expires at its annual meeting of stockholders in May 2021 and accordingly, at such time, he will no longer serve on the audit committee of more than three publicly traded companies.

Board Structure
Our Board is led by Mr. Raether, our Chairman. The CEO position is currently separate from the Chairman position. We believe that the separation of the Chairman and CEO positions is appropriate corporate governance for us at this time. Accordingly, Mr. Raether serves as Chairman, while Mr. Masterman serves as our President and CEO.
Board Committees and Meetings
The following table summarizes the current membership of each of the Board’s Committees.
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James R. Abrahamson	X		X
Jane Okun Bomba	X
Shamit Grover
Andrew V. Masterman
Paul E. Raether		X	X
Richard W. Roedel	X, Chair
Mara Swan		X
Joshua T. Weisenbeck		X, Chair	X, Chair
All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During fiscal 2020, the Board held five meetings, the Audit Committee held five meetings, the Compensation Committee held five meetings and the N&CG Committee held one meeting. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served). All of the directors serving at the time of last year’s annual meeting attended last year’s annual meeting of stockholders.
Audit Committee
The current members of the Audit Committee are Mr. Abrahamson, Ms. Okun Bomba and Mr. Roedel, with Mr. Roedel serving as Chair. Each member of the Audit Committee has been determined to be “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that each member of the Audit Committee qualifies as an audit committee financial expert as defined by applicable SEC regulations.
The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at https://investor.brightview.com/esg/corporate-governance/govemance-documents/default.aspx, and include the following:
•
overseeing the adequacy and integrity of our financial statements and our financial reporting disclosure practices;

•
overseeing the soundness of our system of internal controls to assure compliance with financial and accounting requirements and our system of disclosure controls and procedures;

•
retaining and reviewing the qualifications, performance and independence of our independent auditor;

•
overseeing our guidelines and policies relating to risk assessment and risk management, and management’s plan for risk monitoring and control;

•
overseeing our internal audit function;

•
reviewing and approving or ratifying all transactions between us and any “Related Persons” (as defined in the federal securities laws and regulations) that are required to be disclosed to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934; and

•
establishing procedures for the confidential, anonymous submission by employees of the Company of concerns regarding violations of our Code of Conduct.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC.
On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.
Compensation Committee
Our Compensation Committee consists of Mr. Raether, Ms. Swan and Mr. Weisenbeck, with Mr. Weisenbeck serving as chair.
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at https://investor.brightview.com/esg/corporate-govemance/govemance-documents/default.aspx, and include the following:
•
establishing and reviewing the overall compensation philosophy of the Company;

•
reviewing and approving corporate goals and objectives relevant to the CEO, including annual performance objectives, if any;

•
evaluating the performance of the CEO in light of these corporate goals and objectives and, either as a committee or with the other members of the Board, determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the CEO and other executive officers;

•
reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board;

•
reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;

•
reviewing and making recommendations to the Board, or approving, equity-based awards to certain officers and directors, including pursuant to the Company’s equity-based plans; and

•
monitoring compliance by participants with the rules and guidelines of the Company’s equity-based plans.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.
For a description of our processes and procedures for the determination of executive and director compensation, see the “Compensation Discussion and Analysis” and “Director Compensation in Fiscal 2020 — Description of Director Compensation” sections of this Proxy Statement.
Nominating and Corporate Governance Committee
Our N&CG Committee consists of Messrs. Abrahamson, Raether and Weisenbeck, with Mr. Weisenbeck serving as chair.

The duties and responsibilities of the N&CG Committee are set forth in its charter, which may be found at https://investor.brightview.com/esg/corporate-govemance/govemance-documents/default.aspx, and include the following:
•
assisting our Board in identifying prospective director nominees and selecting or recommending nominees to the Board;

•
overseeing the evaluation of the Board and management; reviewing developments in corporate governance practices and overseeing a set of corporate governance principles;

•
recommending members for each committee of our Board; and

•
otherwise taking a leadership role in shaping our corporate governance.

Oversight of Risk Management
Our CEO, other executive officers and other members of our management team regularly report to the Audit Committee to discuss any financial, legal, cybersecurity or regulatory risks, to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. Internal audit reports functionally and administratively to our Chief Financial Officer (“CFO”) and directly to the Audit Committee. We believe that the leadership structure of our Board provides appropriate risk oversight of our activities given the controlling interests held by the Sponsors.
Executive Sessions
Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session.
Committee Charters and Corporate Governance Guidelines
Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon approval by the Board.
Our guidelines and our Audit, Compensation and N&CG Committee charters and other corporate governance information are available at https://investor.brightview.com/esg/corporate-govemance/governance-documents/default.aspx. Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary at BrightView Holdings, Inc., 980 Jolly Road, Blue Bell, Pennsylvania 19422.
Code of Conduct
The Company has adopted a Code of Conduct that applies to our directors and all of the Company’s employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. This Code also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or any other executive officer or director, by posting such information on our website as set forth above rather than by filing a Form 8-K.
The Code may be found on our website at https://investor.brightview.com/esg/corporate-governance/ governance-documents/default.aspx. Any stockholder also may request the Code in print, without charge, by contacting the Corporate Secretary at BrightView Holdings, Inc., 980 Jolly Road, Blue Bell, Pennsylvania 19422.

Environmental, Social and Governance
We recognize and practice the importance of environmental, social, and corporate governance matters, commonly referred to as “ESG.” Our Board has formally demonstrated its commitment towards ESG by amending our Governance Guidelines to establish its responsibility for ESG. Generating a positive impact on the environment and the communities in which we operate ensures that we continue to meet the needs of all of our stakeholders – customers, business partners, employees, communities and stockholders. More information on our ESG initiatives can be found on our website at https://investor.brightview.com/esg. Certain highlights of our ESG programs are described below.
Environmental
As a provider of commercial landscaping services across the United States, we take environmental stewardship seriously and are especially focused on water management. We have developed an expertise in xeriscaping, a type of landscaping that reduces the need for supplemental water from irrigation, by using plants and other landscape materials appropriate to the local climate, which can reduce water use by 60% or more. We also assist customers in obtaining LEED certification for their facilities, including the installation of green roofs, which can significantly reduce the amount of heat emanated by structures and decrease the amount of energy required to cool buildings. As well as contributing to our customers’ environmental efficiency, we endeavor to improve our own energy management, including the reduction of greenhouse gas (GHG) emissions with the use of zero-emission lawn mowers and other equipment and implementing an advanced vehicle telematics platform to optimize the fuel efficiency of our fleet. Additional initiatives and highlights of our environmental work include:
•
We provide clients across the country with a range of environmentally friendly equipment and sustainable maintenance options focused on both conserving water and reducing carbon.

•
BrightView reduces its own carbon impact and offsets the carbon others produce by planting thousands of carbon-consuming plants each year. Our plants and trees will consume millions of gallons of carbon over their lifetime. Our plant installations also have the benefit of helping make the properties we landscape look more visually appealing.

•
We have been honored for our work in designing and building green roofs, a technique that reduces energy costs and storm water runoff, as well as improving air quality.

•
BrightView has also been honored for helping clients conserve hundreds of millions of gallons of fresh water each year through innovative irrigation technology and design strategies and we work to maintain a clean water supply. For example, our branches in the Mid-Atlantic use an ice melt product that has earned the prestigious Green Seal Certification.

•
To conserve water, BrightView continually designs and installs new irrigation systems that conserve water and utilize native vegetation that require less water, particularly in dry areas.

Social
We are committed to supporting our team members and serving the communities in which we operate. In response to the COVID-19 pandemic, we placed our highest priority on helping to protect the health and safety of our team members — our most important asset — and our customers. We provide our team members with personal protective equipment and follow recommended social distancing and other health and safety protocols. We also paid one-time bonuses to frontline team members for their work during the peak of the coronavirus outbreak. More than 13,500 employees in branches across the U.S. received the bonus. In addition, our team members are offered competitive, comprehensive benefits, including participation in our 401(k) plan, as well as professional training opportunities to help advance their careers. In 2017, BrightView launched GROW – Growth in Relationships and Opportunities for Women – an initiative intended to encourage career development for women within the Company. More than 300 women have participated in GROW-sponsored professional development programs. The safety of our team members is a top priority and we can claim a safety track record with OSHA that is unrivaled in commercial landscaping, with a total recordable incident rate at approximately half of the industry average. Additionally, BrightView contributes financial, technical, and human resources to a great range of organizations, including schools, social justice charities, and groups that honor military service. BrightView has donated time, money and equipment to multiple hurricane recovery efforts. Additional examples of this commitment are included below:
•
BrightView donated thousands of hours of labor, plant material and equipment to Philadelphia’s Independence National Historical Park, home of the Liberty Bell and Independence Hall.

•
The BrightView Landscapes Foundation provides thousands of dollars in grants each year to team members in crisis.

•
In the summer of 2020 we launched the BrightView Fund for Social Justice, an internal group that provides grants to organizations seeking to address the consequences of racial, economic and social injustice.

•
We dedicate more than 6,000 employee-hours every day to crew member safety.

•
Multiple branch locations have gone one year without a single OSHA recordable injury and others have gone two years or more demonstrating that our commitment to crew member safety is making a difference in the lives of our crews.

Governance
We have adopted Corporate Governance Guidelines to ensure our Board’s practices promote the best interests of BrightView and our stockholders and that our Board includes sufficient independent representation. Our Board’s independence and committees are described in greater detail elsewhere in the “The Board of Directors and Certain Governance Matters” section of this Proxy Statement. Our Code of Conduct, described in additional detail above under “Code of Conduct,” contains policies against bribery and corruption, insider trading, and anti-competitive behavior, as well as addresses political spending and management of our intellectual property, employee privacy and confidential information. We also maintain a whistleblower hotline to enable reporting of any concerns by telephone or online, confidentially and anonymously. In addition, we have established a Diversity & Inclusion Council comprised of a diverse group of BrightView team members, with a purpose to develop strategies for increasing diversity at all levels of our Company.
Director Nomination Process
The N&CG Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board. In considering candidates for the Board, the N&CG Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the N&CG Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience and his or her independence of thought and ability to work collegially with the other members of the Board. In addition, although the Board does not have a formal diversity policy, the Board recognizes the importance of having a composition representing diverse viewpoints, backgrounds and experiences and diversifying the Board is an important consideration when evaluating potential candidates for nominations to the Board. In identifying prospective director candidates, the N&CG Committee may seek referrals from its members, management, stockholders and other sources. The N&CG Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The N&CG Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the N&CG Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.
The stockholders’ agreement described below under “Transactions with Related Persons” provides that our Sponsors have the right to nominate to our Board a number of designees, subject to the maintenance of certain stock ownership requirements. Currently, two directors (Messrs. Raether and Weisenbeck) nominated by KKR and one director (Mr. Grover) nominated by MSD Partners serve on our Board.

In connection with its annual nomination of a slate of nominees, the N&CG Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.
When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
In particular, the members of our Board considered the following important characteristics:
•
James R. Abrahamson has significant executive management experience and has many years of experience as a director of publicly held companies;

•
Jane Okun Bomba has significant knowledge of public company financial analyses and human resources, compensation and corporate sustainability expertise;

•
Shamit Grover has significant experience and expertise in private equity investments through his involvement in the investments of MSD Capital, L.P. and MSD Partners;

•
Andrew V. Masterman has an extensive background across varied industrial and service businesses, with significant experience managing large organizations;

•
Paul E. Raether and Joshua T. Weisenbeck have significant financial, investment and operational experience from their involvement with numerous portfolio companies of KKR and its affiliated funds and have played active roles in overseeing those businesses;

•
Richard W. Roedel has many years of experience as a director of publicly held companies and significant executive management and public accounting experience. He also has significant knowledge of financial reporting, internal controls, risk management and corporate governance matters; and

•
Mara Swan has an extensive background in the public company human resources and compensation functions and has significant experience in risk management and governance.

This annual director nomination process resulted in the Board’s nomination of the eight incumbent directors named in this Proxy Statement and proposed for election at the upcoming Annual Meeting.
The Board may also consider director candidates recommended by stockholders. Any recommendation submitted to the Corporate Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected.
Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary of the Company, 980 Jolly Road, Blue Bell, Pennsylvania 19422. All recommendations for nomination received by the Corporate Secretary of the Company that satisfy our bylaw requirements relating to such director nominations will be presented to the Board for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our bylaws. These requirements are also described under the caption “Stockholder Proposals for the 2022 Annual Meeting.”

Executive Officers of the Company
Set forth below is certain information regarding each of our current executive officers, other than Andrew V. Masterman, whose biographical information is presented under “Nominees for Election to the Board of Directors in 2021.”
Name	Age	Principal Occupation and Other Information
Thomas C. Donnelly	67	Tom Donnelly has served as President, Development Services since June 2014. Mr. Donnelly is responsible for overseeing BrightView’s Development Services segment including our Landscape Architecture, Landscape Development, and Tree Growing and Tree Specimen Moving businesses and is responsible for nurturing a vast array of customer relationships. Prior to joining BrightView, Mr. Donnelly served as President of ValleyCrest Landscape Development at ValleyCrest Holding from July 2001 to June 2014 and over his 37 year career at the Company has held positions of increasing responsibility in branch operations and central support. Mr. Donnelly is active with the American Society of Landscape Architects (ASLA), the Construction Industry Roundtable (CIRT), the Urban Land Institute (ULI), the Landscape Architecture Foundation (LAF) where he serves as Board Member Emeritus, and is a Member of the Advisory Board at the national level of the ACE Mentor Program. Mr. Donnelly received a Bachelor of Science degree in Landscape Architecture from Rutgers University.
Michael J. Dozier	59	Michael Dozier has served as President of BrightView’s Maintenance Services, Evergreen East Division since 2018. He oversees all maintenance operations throughout the Southeastern U.S., including Florida, Georgia, South Carolina, Kentucky and Tennessee. Since joining BrightView in 2000, he has held various leadership positions, including Senior Branch Manager, Regional Manager and Senior Vice President from 2008 to 2018. Prior to joining BrightView, Mr. Dozier worked at ServiceMaster Management Services Group, a leading provider of pest control, restoration and cleaning services. Mr. Dozier holds a bachelor’s degree in Ornamental Horticulture and a master’s degree in Plant and Biological Science from Southern Illinois University.
John A. Feenan	59	John Feenan has served as Executive Vice President, CFO since January 2016. Mr. Feenan is responsible for developing BrightView’s financial and operational strategy, business performance metrics, control systems and corporate financial reporting. Prior to joining BrightView, Mr. Feenan served as CFO of Trinseo S.A., a leading global materials company, from February 2011 to December 2015. Mr. Feenan, who began his career at IBM Corporation, has also served as CFO for other publicly traded and private equity-backed organizations including Zekelman Industries (formerly JMC Steel Group) and H.B. Fuller Company. Mr. Feenan earned his Bachelor’s degree in business and economics from St. Anselm College and his M.B.A. from the University of North Carolina, Chapel Hill. He obtained a certification in management accounting in 1992 and is a certified green belt, lean six sigma.

Name	Age	Principal Occupation and Other Information
Jonathan M. Gottsegen	54
Jonathan Gottsegen has served as Executive Vice President, Chief Legal Officer and Corporate Secretary since January 2016.
Mr. Gottsegen is responsible for overseeing BrightView’s legal and compliance programs, Board of Directors and related Board and committee governance, finance and mergers and acquisitions, treasury and corporate transactional matters, litigation and regulatory, commercial contracts and disputes, employment compliance and litigation, and intellectual property. Prior to joining BrightView, Mr. Gottsegen served as Senior Vice President, General Counsel and Corporate Secretary for United Rentals, Inc., the world’s largest equipment rental provider, from February 2009 to January 2016. His prior public company experience includes directing the Corporate and Securities Practice Group at The Home Depot, Inc. and serving as securities counsel for Time Warner Inc. Previously in his career, he served as an associate with Kaye Scholer Fierman Hays & Handler and as a senior staff attorney with the U.S. Securities and Exchange Commission, Division of Corporation Finance. Mr. Gottsegen earned his Juris Doctorate at Tulane University’s School of Law and his Bachelors of Arts at Emory University.

Jeffery R. Herold	60	Jeff Herold has served as President of Evergreen West (Maintenance Services) since April 2020 and as Chief Operating Officer for Maintenances Services since October 2019. Mr. Herold is responsible for overseeing operations in the Northern and Southern California, Pacific Northwest, Rocky Mountain, Texas, Midwest and Southwest regions, as well as Golf Maintenance, and for the segment’s Environmental Health & Safety, Procurement, and Operational Excellence (OpX) groups. Prior to that, he served as President of BrightView’s Maintenance Services, Seasonal Division, since October 2019 and as President, Landscape Maintenance since September 2016. He previously served as our Chief Operating Officer from January 2002 to September 2016. Mr. Herold, who has more than 35 years’ experience in commercial landscaping, also oversees BrightView Enterprise Solutions, the Company’s qualified service provider network. Mr. Herold graduated from the State University of New York with an associate’s degree in Applied Science, Ornamental Horticulture — Landscape Development.
Jamie C. Gollotto	50	Jamie Gollotto has served as President, Seasonal (Maintenance Services), a division that encompasses all maintenance operations in the Northeast, Mid-Atlantic and Midwest, since April 2020. Prior to assuming his current role, Mr. Gollotto was Senior Vice President of Operations for the Northeast region of BrightView Maintenance Services since January 2018. He joined BrightView in September 2014 and served as Senior Vice President of Finance until May 2016. He was promoted to Chief Financial Officer for Maintenance Services in June 2016. Prior to joining BrightView, Mr. Gollotto held leadership positions in finance at Aramark, Cambridge International and Mannington Mills, Inc. Mr. Gollotto holds a bachelor’s degree in accounting and an M.B.A. from Rutgers University.

Name	Age	Principal Occupation and Other Information
Amanda Orders	43	Amanda Orders has served as Executive Vice President and Chief Human Resources Officer since November 2019. Ms. Orders is responsible for the overarching BrightView People Strategy, which includes talent acquisition, compensation, benefits management, career development, performance management, succession planning, equity administration, retention, training, and leadership and organizational development across all BrightView service lines. From December 2016 to November 2019, Ms. Orders served as our Senior Vice President, Human Resources for Maintenance Services and from April 2012 to December 2016, she served as our Vice President, Human Resources. Prior to joining BrightView, Ms. Orders held leadership positions in Human Resources at Alliance Data Systems Corporation and The ScottsMiracle-Gro Company. Ms. Orders is a graduate of The Ohio State University’s Fisher College of Business.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal 2021.
Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm if it determines that such a change would be in the best interests of the Company and our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.
The shares represented by your proxy will be voted for the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.
Audit and Non-Audit Fees
In connection with the audit of the fiscal 2020 financial statements, we entered into an agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP would perform audit services for the Company.
The following table sets forth the aggregate fees for professional services provided by Deloitte & Touche LLP for the audit of our financial statements for the fiscal years ended September 30, 2020 and 2019, and fees billed for other services rendered by Deloitte & Touche LLP for those periods, all of which were approved by the Audit Committee.
	Fiscal Year Ended September 30, 2020	Fiscal Year Ended September 30, 2019
Fees:
Audit fees(1)	$2,810,000	$3,000,000
Audit Related fees(2)	$569,700	—
Tax fees(3)	$275,682	$300,000
All other fees	—	—
Total	$3,655,382	$3,300,000

(1)
Audit fees consist of fees for professional services rendered for the audit of the Company’s financial statements and review of financial statements included in the Company’s quarterly reports, and services provided by the independent auditor in connection with statutory and regulatory engagements.

(2)
Audit Related fees relate to professional services rendered in connection with the evaluation of mergers, acquisitions, and dispositions.

(3)
Tax fees relate to professional services for tax compliance, tax advice and tax planning.

The Audit Committee of the Board considered whether providing the non-audit services included in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.
Consistent with SEC policies regarding auditor independence and our Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters — Board Committees and Meetings — Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
In performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2020 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
Richard W. Roedel, Chair
James R. Abrahamson
Jane Okun Bomba

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, as of September 30, 2020, certain information related to our compensation plans under which shares of our common stock may be issued.
	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by stockholders:
BrightView Holdings, Inc. Amended and Restated
2018 Omnibus Incentive Plan	7,460,278	$20.08	8,703,610
2018 Employee Stock Purchase Plan	—	N/A	928,492

(1)
Relates to 6,711,105 shares of our common stock issuable upon the exercise of stock options and 749,173 shares of our common stock issuable upon the vesting of time-vesting RSUs awarded under our Amended and Restated 2018 Omnibus Incentive Plan. The number of shares to be issued in respect of performance-vesting awards has been calculated based on the assumption that the target level of performance applicable to such awards will be achieved.

(2)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

(3)
Relates to additional shares reserved for future awards under our Amended and Restated 2018 Omnibus Incentive Plan and our 2018 Employee Stock Purchase Plan, as applicable.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and in the Company’s proxy statement on Schedule 14A for the 2021 Annual Meeting of Stockholders.
Submitted by the Compensation Committee of the Board of Directors:
Joshua T. Weisenbeck, Chair
Paul E. Raether
Mara Swan

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
The primary directive of our executive compensation program is to have a pay-for-performance framework that attracts, engages and retains individuals with the qualifications to lead an organization that is focused on achieving our financial goals and increasing stockholder value.
This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers (“NEOs”), which include our CEO, our CFO and each of our three other most highly compensated executive officers who served in such capacities for the fiscal year ended September 30, 2020. Our NEOs for fiscal 2020 were:
•
Andrew Masterman, our President and CEO;

•
John Feenan, our Executive Vice President, CFO;

•
Jonathan Gottsegen, our Executive Vice President, Chief Legal Officer and Corporate Secretary;

•
Jeff Herold, our President of Evergreen West (Maintenance Services) and Chief Operating Officer for Maintenance Services; and

•
Tom Donnelly, our President, Development Services.

Executive Summary
2020 Business Highlights
BrightView continued to deliver in 2020 despite COVID-19 related impacts. Cash flow, contract-based business and the fundamentals of our business and industry remain strong. Our sales and marketing strategies and structure are a formula for long-term success, and investments in field based sales and operations leadership are poised to drive stronger new sales and result in improved client retention while further stream-lining our service delivery. Combined with targeted regional efforts in digital marketing we have grown our sales opportunity pipeline to its highest level in the Company’s history. Over time, this enhanced and robust pipeline should support growth ahead of industry averages. Additionally, our M&A pipeline continues to deliver a reliable source of growth. We plan to utilize our strong cash position and liquidity, and expect to take advantage of our attractive pipeline of opportunities. Our year-over-year achievements are highlighted below:
•
Maintenance Services contract-based revenue grew 3% in FY2020

•
Development Services revenue grew 2.6% in FY2020

•
Record Net cash provided by operating activities of $245.1 million and Free Cash Flow of $197.2 million

•
Net Capital Expenditures as a percentage of Revenue of 2.0%, down from 3.5% in FY2019

•
Continued strategic investments in improving customer relationships through increased deployment of technology

•
Ongoing operational initiatives such as further implementation of Electronic Time Capture (ETC) and Customer Relationship Management (CRM) software

•
Continued recruitment of business developers to further develop and enhance customer relationships

•
Extension of acquisition strategy resulting in 22 acquisitions since 2017, deploying over $300 million

2020 Stockholder Engagement and “Say on Pay” Results
We value our stockholders’ perspectives on our business and each year proactively interact with investors through numerous engagement activities. In 2020, these included our annual stockholder meeting, quarterly earnings calls, and various investor conferences and meetings.

We provide our stockholders with the opportunity to cast an advisory vote on executive compensation (“say-on-pay”) every three years. At our annual meeting of stockholders in March 2019, the compensation of our NEOs reported in our 2019 proxy statement was approved by approximately 84% of the votes cast. Although we believe this result affirms our stockholders’ support of our approach to executive compensation, members of BrightView’s management team directly engaged with stockholders following the 2019 annual meeting to explore any concerns. During these meetings we noted that several compensation decisions made in fiscal 2018 were IPO-related onetime events and not consistent with how plans would be administered on a go-forward basis. Additionally, we made the following changes following our 2019 annual meeting:
•
No adjustments to in-cycle performance awards.

•
Established a formal nominating and corporate governance committee

•
Established a fully-independent audit committee

•
Increased Board diversity

•
Continued development and deployment of environmental, social and governance standards. See “The Board of Directors and Certain Governance Matters — Environmental, Social and Governance” above.

BrightView and the Compensation Committee continue to be committed to improvement of our programs and will thoughtfully consider the outcome of our say-on-pay votes when making future compensation decisions for our NEOs.
Summary of Our Executive Compensation Practices
What We Do	What We Don’t Do
✓ Emphasis on long-term equity compensation with total “at-risk” pay constituting 82% of CEO’s total compensation and 67% for other NEOs, on average	× Compensation programs do not create undue risk
✓ Industry leading stock ownership guidelines for executives and non-employee directors supported by net share retention requirements	× No re-pricing or cash buyout of underwater stock options
✓ 100% financial metric-based annual bonus program with challenging performance goals and capped payout opportunities	× No significant/special perquisites or tax gross-ups
✓ Appropriate selection of size and industry-appropriate peers	× No market timing with granting of equity awards
✓ Anti-hedging/pledging policy for executives	× No adjustments to in-cycle performance awards
✓ Engage an independent compensation consultant
×
We paid one-time bonuses to certain frontline team members for their work during the peak of the COVID-19 outbreak, but we did not provide special treatment for executives in connection with the COVID-19 pandemic, such as special awards for retention or other purposes to shield them from the impact of the crisis.

Executive Compensation Objectives and Philosophy
At BrightView, we align executive compensation with business results and stockholder interests. In this spirit, we offer a competitive compensation program that allows our NEOs to share in the Company’s financial success when they deliver performance that helps achieve short and long-term corporate goals and increases in stockholder value. On an overall basis, target total compensation for our NEOs is calibrated to the market median of our peer group (as defined below) and size-appropriate general industry survey data.

Certain executives may be above or below market median depending on their individual experience level and the value of their role to the organization. In addition, the majority of compensation for all NEOs is in the form of variable compensation and therefore earned compensation can be above or below target depending on Company and individual performance.
Delivering on our strategic goals and creating value for stockholders require a strong focus on attracting, engaging and retaining a talented senior management team. To that end, we deliver executive compensation through a combination of the following components:
•
Base salary — Provides a fixed level of compensation to our NEOs and recognizes the NEO’s leadership role;

•
Annual bonus opportunity — Ties pay to Company performance for the fiscal year;

•
Long-term equity compensation — Aligns compensation with the creation of equity value and achievement of long-term business and strategic goals;

•
Benefits and perquisites — Broad-based employee benefits are intended to attract and retain employees while providing them with retirement and health and welfare security and limited perquisites, including life insurance and reimbursement for relocation and travel expenses; and

•
Severance and other benefits payable upon qualifying terminations of employment or a change of control — Encourages the continued attention and dedication of our NEOs and provides reasonable individual security to enable our NEOs to focus on our best interests, particularly when considering strategic alternatives.

Consistent with prior practice, we do not intend to adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements. However, the core principle of our compensation philosophy is that pay is aligned with performance.
Compensation Determination Process
Role of the Compensation Committee and Management
Our Compensation Committee is responsible for determining the compensation of our CEO and reviewing and approving compensation of other executive officers. Our CEO works closely with the Compensation Committee in managing our executive compensation program and attends meetings of the Compensation Committee. Because of his daily involvement with the executive team, our CEO makes recommendations to the Compensation Committee regarding compensation for the executive officers other than himself. Our CEO does not participate in discussions with the Compensation Committee regarding his own compensation.
Role of the Compensation Consultant
The Compensation Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consulting firm, to assist it in evaluating the elements and levels of our executive compensation for our executive officers and directors. For fiscal 2020, Pearl Meyer provided guidance with respect to the ongoing review of our executive compensation programs. Items included, but were not limited to, peer group development, benchmarking executive compensation and incentive (short and long-term) design. In connection with this appointment, in fiscal 2020, the Compensation Committee assessed Pearl Meyer’s independence and determined that Pearl Meyer is independent and that there are no conflicts of interest raised by the work performed by Pearl Meyer.
For fiscal 2020 compensation decisions, Pearl Meyer assisted the Compensation Committee in developing a peer group (the “2020 Peer Group”) of the following twelve companies (median revenue approximating $2.2 billion vs. BrightView’s $2.4 billion with companies ranging in size between .75x and 3x BrightView’s revenue):
ABM Industries Incorporated	FirstService Corporation	ServiceMaster Global Holdings, Inc.
Clean Harbors, Inc.	Healthcare Services Group, Inc.	SiteOne Landscape Supply, Inc.

Comfort Systems USA, Inc.	MasTec, Inc	Stericycle, Inc.
Dycom Industries, Inc.	Rollins, Inc.	UniFirst Corporation
The 2020 Peer Group companies were selected to represent companies in the environmental and facilities services, construction and engineering, diversified support services and specialized consumer services industries that are within an appropriate size range as compared to BrightView.
Employment Agreements
Each of our NEOs is party to an employment agreement which sets forth standard terms summarizing annual base salary, bonus and benefits. For additional information regarding our employment agreements, see “Summary Compensation Table — Employment Agreements” below.
Executive Compensation Program Elements
Base Salaries
Base salary compensates our executives for performing the requirements of their positions and provides them with a level of cash income predictability and stability with respect to a portion of their total compensation. The Compensation Committee believes that base salaries for executives should reflect competitive levels of pay and factors unique to each executive such as experience and breadth of responsibilities, performance, individual skill set, time in the role, pay relative to peers within the Company, and base pay in previous roles outside of the Company. Base salaries may be adjusted at times to deal with competitive pressures or changes in job responsibilities.
The following table reflects the annual base salaries of our NEOs as of September 30, 2020.
Named Executive Officer	Base Salary as of September 30, 2020
Andrew Masterman	$850,000
John Feenan	$650,000
Jonathan Gottsegen	$540,000
Jeff Herold	$485,000
Tom Donnelly	$465,000
None of our NEOs received a base salary increase during fiscal 2020, nor were any adopted for fiscal 2021.
Annual Bonus Opportunities
Fiscal 2020 Annual Bonus Plan
In order to motivate our NEOs to achieve short-term performance goals and tie a portion of their annual compensation to actual performance, each NEO is eligible for an annual bonus award under our bonus plan based on the achievement of our financial growth objectives.
A target annual bonus, expressed as a percentage of an NEO’s base salary in effect at the end of the applicable performance period, is established within the NEOs’ employment agreements and may be adjusted from time to time by the Compensation Committee in connection with an NEO’s promotion or performance. For fiscal 2020, the Compensation Committee increased the annual bonus award targets for Messrs. Masterman and Gottsegen from 100% to 110% and 60% to 65% of base salary, respectively. In determining such increases, the Compensation Committee reviewed past performance of each NEO’s job responsibilities and contributions made to the Company, the annual benchmarking provided by our independent consultant and the relationship of pay levels to other senior executives at the Company and determined that the increase in target bonus was appropriate to increase focus on performance-based pay, ensure retention and motivate performance against the Company’s strategic initiatives.

The target bonus percentages under the fiscal 2019 and fiscal 2020 bonus plans for our NEOs were as follows:
Named Executive Officer	2019 Target Bonus (Expressed as a Percentage of Base Salary)	2020 Target Bonus (Expressed as a Percentage of Base Salary)
Andrew Masterman	100%	110%
John Feenan	75%	75%
Jonathan Gottsegen	60%	65%
Jeff Herold	75%	75%
Tom Donnelly	75%	75%
For our NEOs, 100% of the bonus payout is tied to our financial performance relative to the budget for fiscal 2020 as measured by (i) Adjusted EBITDA defined for purposes of our 2020 bonus plan as net income (loss) before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items and (ii) Free Cash Flow defined for purposes of our 2020 bonus plan as cash flows from operating activities less capital expenditures, net of proceeds from the sale of property and equipment as further adjusted to exclude certain non-recurring and other adjustment items. We use Adjusted EBITDA and Free Cash Flow as measures of financial performance because we believe that they provide reliable indicators of our strategic growth and the strength of our cash flow and overall financial results.
The actual amounts paid to our NEOs under the 2020 bonus plan were calculated by multiplying each such NEO’s target bonus by a weighted achievement factor determined by the sum of (1) the applicable EBITDA achievement factor (70% multiplied by the applicable EBITDA payout percentage) and (2) the applicable Free Cash Flow achievement factor (30% multiplied by the applicable Free Cash Flow payout percentage).
The applicable EBITDA and Free Cash Flow achievement factors were determined by calculating the Company’s actual achievement against the applicable EBITDA performance target or Free Cash Flow performance target based on the pre-established scales set forth below:
EBITDA Performance Target
	Level of Achievement Against Budget (In Dollars)	Level of Achievement Against Budget (as a Percentage of Target)	Payout Percentage
Threshold	$305 million	95.9%	50%
Target	$320 million	100%	100%
Maximum	$352 million	110%	200%
With respect to the EBITDA target, (i) for each additional 1% of performance achieved between the specified threshold and target levels, there is an incremental 11% increase in the payout percentage and (ii) for each additional 1% of performance achieved between the specified target level of performance and the maximum level of performance, there is an incremental 10% increase in the payout percentage, up to a maximum payout percentage of 200%.

Free Cash Flow Performance Target
	Level of Achievement Against Budget (In Dollars)	Level of Achievement Against Budget (as a Percentage of Target)	Payout Percentage
Threshold	$117 million	90%	50%
Target	$130 million	100%	100%
Maximum	$169 million	130%	200%
With respect to the Free Cash Flow target, (i) for each additional 1% of performance achieved between the specified threshold and target levels, there is an incremental 5% increase in the payout percentage and (ii) for each additional 3% of performance achieved between the specified target level of performance and the maximum level of performance, there is an incremental 10% increase in the payout percentage, up to the maximum payout percentage of 200%.
Based on the scales set forth above which were established in the beginning of fiscal 2020, no annual bonus award would have been paid to our NEOs unless our actual performance for fiscal 2020 was at or above 95.9% of the applicable EBITDA target or at or above 90% of the applicable Free Cash Flow target. In addition, for fiscal 2020, Maintenance Land EBITDA, defined as Maintenance Services Segment EBITDA excluding impact of snowfall and associated snow removal services, must exhibit year-over-year organic growth in order for the bonus payout to be greater than 50% of target (the “Maintenance Land EBITDA guardrail”). While there are no individual goals for purposes of the 2020 bonuses, a bonus payment may be adjusted upward or downward for performance-related reasons by the Compensation Committee in its discretion.
The EBITDA and Free Cash Flow scales were established at the beginning of the fiscal year prior to the COVID-19 pandemic. In May 2020, the Compensation Committee discussed the impact of the pandemic on the business and specifically reserved the ability to exercise discretion, as permitted under the terms of the plan, to adjust the payout under the fiscal 2020 annual bonus plan to reflect such impact as well as the impact of meaningfully lower snowfall during the first quarter of 2020 compared to historical averages. The Compensation Committee discussed the following framework for the remainder of the fiscal year to guide its potential application of discretion: (i) the ability of management to quantify material impacts of the pandemic to the incentive goals (i.e., ability to separate COVID-19 impact from overall performance); (ii) other goals and financial, operational or strategic inputs that should be considered in light of COVID-19 impact on revenue; (iii) the ability of management to report progress against the annual bonus plan to the Compensation Committee during the remainder of the fiscal year; and (iv) what performance would have been absent the impact of the COVID-19 pandemic and poor snow revenue.
Based on the pre-established scales under the fiscal 2020 annual bonus plan, the actual level of EBITDA achieved was $271.6 million (or 85.4% of budgeted EBITDA), which resulted in a payout percentage of 0% as the threshold level of EBITDA was not attained. The actual level of Free Cash Flow achieved was $295.1 million (or 227.8% of target Free Cash Flow), which resulted in a payout percentage of 200% and a weighted achievement factor of 60% when combined with the 0% EBITDA payout percentage. Based on our EBITDA achievement for fiscal 2020, the Maintenance Land EBITDA guardrail was not achieved.
In November 2020, the Compensation Committee, in line with the framework it established in May, considered the impact of the COVID-19 pandemic and low snowfall during fiscal 2020 on achievement under the annual bonus plan. Excluding snow revenue and COVID-19 related revenue and EBITDA reductions, management estimated that the Company would have been directionally in line or ahead of budgeted EBITDA for fiscal 2020 and would have attained a payout percentage of 122%, or a weighted achievement factor of 145% when combined with the Free Cash Flow payout percentage (as opposed to the actual achievement factor of 60%). Based on such pro forma EBITDA achievement and the extraordinary circumstances in fiscal 2020, the Compensation Committee determined to (i) waive the Maintenance Land EBITDA guardrail and (ii) increase the payout under the 2020 annual bonus plan. Instead of using the pro forma weighted achievement factor of 145%, the Compensation Committee determined to increase each NEO’s actual weighted achievement factor under the bonus plan by 20% (i.e., a total weighted achievement factor of 80% instead of 60%). In making such determination, the Compensation Committee also recognized the Company’s outstanding performance on Free Cash Flow and management’s efforts to protect the business and the well-being and safety of its employees during the COVID-19 pandemic, including the designation of the Company’s operations as essential and ongoing service to clients with minimal interruption, as well as execution of the Company’s acquisition strategy. The Compensation Committee also considered the importance of forestalling any disincentive from having a 0% EBITDA payout percentage, particularly as the Compensation Committee did not adjust the EBITDA metric under the long-term equity incentive awards and none of the performance-based equity awards scheduled to vest in fiscal 2020 vested. See “—Long-Term Equity Incentive Awards — Vesting of Restricted Stock and Options Based on Fiscal 2020 Performance” below. In addition, the Compensation Committee determined not to pay a portion of the annual bonus in equity for fiscal 2020, which would have resulted in an additional 20% premium on the equity portion of the bonus payout.
The following table illustrates the calculation of the bonuses payable to our NEOs under the 2020 bonus plan.
Name	2020 Base Salary	2020 Target Bonus %	Target Bonus Amount	EBITDA Payout Percentage	Free Cash Flow Payout Percentage	Weighted Achievement Factor	Actual Bonus Earned	20% Payout Adjustment	Total Bonus Paid
Andrew Masterman	$850,000	110%	$935,000	0%	200%	60%	$561,000	$187,000	$748,000
John Feenan	$650,000	75%	$487,500	0%	200%	60%	$292,500	$97,500	$390,000
Jonathan Gottsegen	$540,000	65%	$351,000	0%	200%	60%	$210,600	$70,200	$280,800
Jeff Herold	$485,000	75%	$363,750	0%	200%	60%	$218,250	$72,750	$291,000
Tom Donnelly	$465,000	75%	$348,750	0%	200%	60%	$209,250	$69,750	$279,000
Fiscal 2021 Annual Bonus Plan
For fiscal 2021, each of the NEO’s target bonus percentages will remain the same as fiscal 2020, except Mr. Masterman, whose target bonus percentage was increased from 110% to 140%. The Compensation Committee determined to increase Mr. Masterman’s variable pay to further align his pay with performance and did not increase his base salary. The program will continue to be 100% based on financial performance with 70% weighted toward Adjusted EBITDA performance and 30% weighted toward Free Cash Flow. Maximum potential payout will continue to be at 200% of target bonus opportunity. However, threshold achievement for Adjusted EBITDA will be set at 90% of target instead of 95.9% of target, to align with general market practice. For fiscal 2021, the Compensation Committee approved a mechanism (the “snow adjustment mechanism”) for adjustment of Adjusted EBITDA performance targets for the impact of snow revenue variances from the budget, since such weather related variances tend to be unpredictable but have a material impact on overall Adjusted EBITDA. The intent of the snow adjustment mechanism is to ensure bonuses are paid based on operational performance and not to overcompensate or penalize plan participants if actual snow revenue is substantially different than budget. The snow adjustment mechanism provides that when snow revenue varies by more than 10% above or below budget, the Adjusted EBITDA performance scale would be adjusted (up or down) to account for substantial snowfall variance from budget. In connection with the new framework, and since organic growth is already captured in the EBITDA metric, the Maintenance Land EBITDA guardrail was removed. In addition, the Compensation Committee retained the ability to deliver the bonus payout in a mix of cash and equity, with a 20% premium applied to the equity payout.
Long-Term Equity Incentive Awards
We believe that successful performance over the long term is aided by the use of equity-based awards which create an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business. Equity-based awards also allow for a portion of our executive compensation to be “at-risk” and directly tied to the performance of our business. The Compensation Committee has adopted a long-term equity structure that annually awards NEOs market-based equity opportunity in the form of 50% time-vesting stock options and 50% time-vesting restricted stock. In anticipation of fiscal 2020 equity grants, the Compensation Committee considered introducing performance-vesting equity as part of the annual equity program, but ultimately decided not to given our tenure as a publicly-traded company, the volatility of our stock and that it was not yet a majority practice amongst BrightView’s compensation peers. As part of the Committee’s annual review of compensation, the appropriateness of including performance-vested equity will continue to be monitored.
For fiscal 2020, the Compensation Committee approved the annual award of RSUs instead of restricted stock; accordingly, beginning in fiscal 2020, our long-term equity structure annually awards NEOs market-based equity opportunity in the form of 50% time-vesting stock options and 50% time-vesting RSUs.
Fiscal 2020 Grants
On November 22, 2019, we granted time-vesting stock options and time-vesting restricted stock units (“RSUs”) to each of our NEOs as follows:
Name	2020 Long-Term Incentive Value	Long-Term Incentive as a Percentage of Base Salary	Time-Vesting Stock Options (#)	Time-Vesting RSUs (#)
Andrew Masterman	$2,850,000	335%	192,185	84,369
John Feenan	$880,000	135%	59,341	26,050
Jonathan Gottsegen	$702,000	130%	47,338	20,781
Jeff Herold	$582,000	120%	39,974	17,229
Tom Donnelly	$558,000	120%	38,326	16,518
The amount of the equity-based awards granted to an NEO was determined by taking into consideration each NEO’s total direct compensation and alignment to a market median total compensation philosophy for our NEO population. For fiscal 2020, the Compensation Committee increased the long-term incentive percentages of base salary for Mr. Masterman from 324% to 335%, Mr. Feenan from 120% to 135% and for Mr. Gottsegen from 120% to 130% to better align each NEO’s equity compensation with the market median as well as to recognize the value of each NEO’s role in the organization.
In order to account for the amount of outstanding equity scheduled to vest through fiscal 2021, the Compensation Committee determined that for Messrs. Masterman, Feenan and Gottsegen, the time-vesting stock options and RSUs will vest 10%, 20%, 30% and 40%, respectively, on each of the first four anniversaries of the grant date. For Messrs. Herold and Donnelly, the time-vesting stock options and RSUs will vest 25% on each of the first four anniversaries of the date of grant.
In addition, as previously disclosed, for fiscal 2019, 70% of each NEO’s annual bonus earned under the Fiscal 2019 Annual Bonus Plan was paid in cash and 30% was paid in equity. In addition, each NEO received a 20% premium on the equity portion of the bonus payout. The equity portion was granted on November 22, 2019 in the form of RSUs that are only forfeitable upon a termination for cause or a violation of restrictive covenants and will be settled in shares 50% on the first anniversary and 50% on the second anniversary of the grant date. These RSUs are reflected below in the Summary Compensation Table under the Stock Awards column.
For specific vesting terms of our equity awards and a description of equity awards made prior to fiscal 2020, see “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Equity Awards”.
Vesting of Restricted Stock and Options Based on Fiscal 2020 Performance
As discussed below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table  —  Terms of Equity Awards  —  Pre-IPO Class B Units and Converted Restricted Stock”, prior to our IPO, long-term equity incentive awards were granted to our NEOs in the form of Class B Units, which were 50% time-vesting and 50% performance-vesting. In connection with the IPO, all outstanding unvested Class B Units were converted into shares of restricted stock granted under our 2018 Omnibus Incentive Plan. In addition, upon the effectiveness of the IPO, we were required under the terms of the Second Amended and Restated Limited Partnership Agreement (the “Parent Limited Partnership Agreement”) with BrightView Parent L.P. to grant to each holder of Class B Units, including each of our NEOs, nonqualified options to purchase shares of our common stock (the “Top-Up Options”). The Top-Up Options were granted pursuant to our 2018 Omnibus Incentive Plan and have the same vesting terms and conditions as the Class B Units to which they correspond (i.e., 50% time-vesting and 50% performance-vesting), and were vested and unvested in the same proportion as the corresponding grant of Class B Units was vested and unvested immediately prior to the IPO.
With respect to the converted performance-vesting restricted stock and performance-vesting Top-Up Options first scheduled to vest in fiscal 2020, the annual adjusted EBITDA target for fiscal 2020 was $368 million. For equity vesting in fiscal 2020, achievement of 95% of the adjusted EBITDA target would result in a 50% target payout and achievement between 95% to 100% of the adjusted EBITDA target would result in an interpolated percentage of target payout. For fiscal 2020, our actual adjusted EBITDA was $272 million. Accordingly, none of the converted performance-vesting restricted stock and performance-vesting Top-Up Options first scheduled to vest in fiscal 2020 vested. Adjusted EBITDA for purposes of our performance-vesting awards is defined as set forth in our Annual Report on Form 10-K for the fiscal year ending September 30, 2020 (the “2020 Annual Report”).
Benefits and Perquisites
While our compensation philosophy is to focus on performance-based forms of compensation while providing only minimal executive benefits and perquisites, we provide to all of our employees, including our NEOs, broad-based employee benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security, which include:
•
participation in our tax-qualified 401(k) defined contribution plan;

•
medical, dental, vision, life and disability insurance coverage, and

•
dependent care flexible spending accounts and health savings and health reimbursement accounts.

In addition, NEOs are eligible to participate in executive health and disability plans.
Our CEO may have access to an aircraft operated by the Company for business use and occasional personal use. In fiscal 2020, in light of the health risks posed by the COVID-19 pandemic, Mr. Masterman occasionally had one or more family members accompany him on Company aircraft when traveling on business.
In accordance with his employment agreement, Mr. Gottsegen, in lieu of relocation expenses, is eligible for reimbursement for business expenses associated with travel to and from the Company’s headquarters.
In addition to current and long-term incentive compensation, we provide retirement benefits to the NEOs. The amount of retirement benefits provided are designed to attract and retain highly qualified executives. The NEOs are eligible to participate in the Company’s tax-qualified 401(k) defined contribution plan and are eligible to receive the same level of matching Company 401(k) contributions as all our employees under this plan. We do not have a defined benefit plan for any of our executive officers.
Severance and Change of Control Benefits.   We do not have a formal severance policy. However, we do provide severance benefits to our NEOs in order to offer competitive total compensation packages and be competitive in our executive attraction and retention efforts. The NEOs’ employment agreements provide for severance payments and benefits upon a qualifying termination of employment (“Qualifying Termination”), which is a termination by the Company without cause or a resignation by the executive for good reason. See “Potential Payments to Named Executive Officers Upon Termination or Change of Control,” which describes the payments to which each of the NEOs may be entitled under their respective employment agreements.
In addition, our equity awards provide for accelerated vesting and our bonus plan provides for a prorated bonus, in each case upon certain termination events and as more fully described below under “Potential Payments to Named Executive Officers Upon Termination of Employment or Change of Control.”

Stock Ownership and Retention Policy
To align the interests of management with those of our stockholders, certain of our executives (the “Covered Executives”) are required to hold a specific level of equity ownership as outlined below:
•
CEO: 6x base salary

•
Other NEOs: 3x base salary

•
Other Executives: 0.5x to 3x base salary

Until the applicable ownership level is achieved, Covered Executives must retain 100% of net shares granted to them. Once the ownership guideline is achieved, the CEO must retain 30% of net shares granted him, but other Covered Executives do not have an additional holding requirement beyond what is required to maintain applicable ownership guidelines.
The shares counted toward these ownership requirements include shares owned outright and vested RSUs and in-the-money stock options. The retention requirement applies to prior and future grants.
Hedging and Pledging
Our Insider Trading and Selective Disclosure Policy prohibits directors and employees from hedging transactions involving our stock, including, but not limited to, through the use of financial instruments such as puts, calls, and other derivative instruments, or through the establishment of a short position in our securities. In addition, our Insider Trading and Selective Disclosure Policy requires directors and executive officers to notify the Company’s Chief Legal Officer prior to pledging Company securities.
Tax Deductibility and Accounting Implications
As a general matter, the Compensation Committee always takes into account the various tax and accounting implications of compensation. When determining amounts of equity grants to executives and employees, the Compensation Committee also examines the accounting cost associated with the grants.
Summary Compensation Table
The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our NEOs for services rendered to us during fiscal 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Andrew Masterman President and CEO	2020	850,000	―	1,542,800	1,424,996	748,000	―	11,669	4,577,466
	2019	850,000	―	1,374,901	1,397,330	229,075	―	11,588	3,862,893
	2018	850,000	―	148,750	9,929,451	1,101,004	―	11,000	12,040,205
John Feenan Executive Vice President, CFO	2020	650,000	―	507,545	439,996	390,000	―	10,498	1,998,039
	2019	650,000	―	389,996	396,291	131,381	―	11,450	1,579,118
	2018	650,000	―	148,750	3,943,279	631,458	―	11,000	5,384,487
Jonathan Gottsegen Executive Vice President, Chief Legal Officer and Corporate Secretary	2020	540,000	―	395,885	350,998	280,800	―	21,526	1,589,208
	2019	540,000	―	323,895	329,228	87,318	―	33,415	1,313,856
	2018	540,000	―	—	1,816,125	419,677	―	30,321	2,806,123
Jeffrey Herold President, Landscape Management	2020	485,000	―	341,398	290,994	291,000	―	9,385	1,417,777
	2019	485,000	―	290,979	290,942	98,031	―	11,336	1,176,288
	2018	485,000	―	—	1,671,155	471,165	―	11,000	2,638,320
Thomas Donnelly President, Landscape Development	2020	465,000	―	327,311	278,998	279,000	―	9,243	1,359,552
	2019	465,000	―	278,973	278,965	93,988	―	11,358	1,128,284
	2018	465,000	―	—	1,346,598	451,736	―	2,146	2,265,480

(1)
Amounts reported in this column reflect the aggregate grant date fair value of RSU awards granted on November 22, 2019 to each of our NEOs, calculated in accordance with FASB ASC Topic 718 (“ASC 718”), using the assumptions discussed in Note 14 “Equity-Based Compensation” to our audited consolidated financial statements contained in our 2019 Annual Report.

(2)
Amounts reported in this column reflect the grant date fair value of options granted to each of our NEOs in fiscal 2020, as discussed in “Compensation Discussion and Analysis — Executive Compensation Program Elements — Long-Term Equity Incentive Awards.” The grant date fair values were computed in accordance with ASC 718 using a Black-Scholes valuation model. For information regarding the assumptions used in determining the value of these awards, please refer to Note 14 “Equity-Based Compensation” to our audited consolidated financial statements contained in the 2020 Annual Report.

(3)
Amounts shown for 2020 reflect the payout under the 2020 bonus plan for each of our NEOs. For a description of the terms of the 2020 bonus plan, see “Compensation Discussion and Analysis — Executive Compensation Program Elements — Annual Bonus Opportunities — 2020 Annual Bonus Plan.”

(4)
All Other Compensation for 2020 reflects the following:

(a)
as to Messrs. Masterman, Feenan, Herold and Donnelly, matching contributions under the Company’s 401(k) plan and payments of premiums under the executive health and disability and life insurance plans; and

(b)
as to Mr. Gottsegen, a matching contribution under the Company’s 401(k) plan, payments of premiums under the executive health and disability and life insurance plans and reimbursement for business expenses associated with travel to and from the Company’s headquarters in accordance with his employment agreement.

In fiscal 2020, in light of the health risks posed by the COVID-19 pandemic, one or more members of Mr. Masterman’s family occasionally accompanied him on Company aircraft when traveling on business. We believe there was no aggregate incremental cost to us during fiscal 2020 for such travel.

Grants of Plan-Based Awards in Fiscal 2020
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards (S/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award Type	Grant Date	Board Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew Masterman	2020 Annual Bonus	—	—	467,500	935,000	1,870,000	—	—	—	—	—	—	—
	Time-vesting RSUs(5)	11/22/19	11/14/19	—	—	—	—	—	—	84,369	—	—	1,424,992
	Time-vesting RSUs	11/22/19	11/14/19	—	—	—	—	—	—	6,975	—	—	117,808
	Time-vesting stock options	11/22/19	11/14/19	—	—	—	—	—	—	—	192,185	16.89	1,424,996
John Feenan	2020 Annual Bonus	—	—	243,750	487,500	975,000	—	—	—	—	—	—	—
	Time-vesting RSUs(5)	11/22/19	11/14/19	—	—	—	—	—	—	26,050	—	—	439,985
	Time-vesting RSUs	11/22/19	11/14/19	—	—	—	—	—	—	4,000	—	—	67,560
	Time-vesting stock options	11/22/19	11/14/19	—	—	—	—	—	—	—	59,341	16.89	439,996
Jonathan Gottsegen	2020 Annual Bonus	—	—	175,500	351,000	702,000	—	—	—	—	—	—	—
	Time-vesting RSUs(5)	11/22/19	11/14/19	—	—	—	—	—	—	20,781	—	—	350,991
	Time-vesting RSUs	11/22/19	11/14/19	—	—	—	—	—	—	2,658	—	—	44,894
	Time-vesting stock options	11/22/19	11/14/19	—	—	—	—	—	—	—	47,338	16.89	350,998
Jeff Herold	2020 Annual Bonus	—	—	181,875	363,750	727,500	—	—	—	—	—	—	—
	Time-vesting RSUs(5)	11/22/19	11/14/19	—	—	—	—	—	—	17,229	—	—	290,998
	Time-vesting RSUs	11/22/19	11/14/19	—	—	—	—	—	—	2,984	—	—	50,400
	Time-vesting stock options	11/22/19	11/14/19	—	—	—	—	—	—	—	39,974	16.89	290,994
Tom Donnelly	2020 Annual Bonus	—	—	174,375	348,750	697,500	—	—	—	—	—	—	—
	Time-vesting RSUs(5)	11/22/19	11/14/19	—	—	—	—	—	—	16,518	—	—	278,989
	Time-vesting RSUs	11/22/19	11/14/19	—	—	—	—	—	—	2,861	—	—	48,322
	Time-vesting stock options	11/22/19	11/14/19	—	—	—	—	—	—	—	38,326	16.89	278,998

(1)
See “Compensation Discussion and Analysis — Executive Compensation Program Elements — Annual Bonus Opportunities — 2020 Annual Bonus Plan” above for a description of our fiscal 2020 performance-based bonus plan. Amounts reported in the “Threshold” column assume that there is no payout under the EBITDA component of the bonus plan and that the NEO only earns the threshold payout under the Free Cash Flow component.

(2)
Reflects the time-vesting RSUs granted in fiscal 2020.

(3)
Reflects the time-vesting options granted in fiscal 2020.

(4)
Represents the grant date fair value of the equity awards granted in fiscal 2020. The assumptions applied in determining the fair value of the awards are discussed in Note 14 “Equity-Based Compensation” to our audited consolidated financial statements included in the 2020 Annual Report.

(5)
As previously disclosed, the fiscal 2019 Annual Bonus Plan was paid 70% in cash and 30% in equity. In addition, each NEO received a 20% premium on the equity portion of the bonus payout. The RSUs in this row represent the equity portion of the 2019 bonus that was granted in fiscal 2020.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
Each of our NEOs entered into a new employment agreement with BrightView Landscapes, LLC in connection with the IPO, providing for continued “at-will” employment, outlining the terms of employment for such NEO and replacing the employment agreement that was in effect with each such NEO prior to the IPO. Each of these agreements sets forth standard terms summarizing annual base salary, bonus and benefits, which, in each case, are the same terms as were in effect prior to the IPO. These employment agreements are described below. In addition to the below, each NEO is also eligible for severance benefits pursuant to his employment agreement, subject to his execution of a release of claims and compliance with certain restrictive covenants, in the event his employment is terminated upon the occurrence of certain events as discussed in “Potential Payments to Named Executive Officers Upon Termination or Change of Control.”

Andrew Masterman.   Mr. Masterman’s employment agreement provides for his continued employment as our President and CEO, reporting to our Board. Mr. Masterman is entitled to receive:
•
an annual base salary of $850,000, subject to review by our Compensation Committee for increase from time to time;

•
an annual bonus award targeted at 100% of his base salary (increased to 110% for fiscal 2020), with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan; and

•
a one-time retention bonus equal to $521,000, payable on the earlier of December 5, 2021 or the date on which a change of control of the Company is consummated.

John Feenan.   Mr. Feenan’s employment agreement provides for his continued employment as our Executive Vice President, CFO, reporting to our President and CEO. Mr. Feenan is entitled to receive:
•
an annual base salary of $650,000, subject to review by our Compensation Committee for increase from time to time; and

•
an annual bonus award target at 75% of his base salary, with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

Jonathan Gottsegen.   Mr. Gottsegen’s employment agreement provides for his continued employment as our Chief Legal Officer and Corporate Secretary, reporting to our CEO. Mr. Gottsegen is entitled to receive:
•
an annual base salary of $540,000, subject to review by our Compensation Committee for increase from time to time; and

•
an annual bonus award targeted at 60% of his base salary (increased to 65% for fiscal 2020), with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

Jeff Herold.   Mr. Herold’s employment agreement provides for his continued employment as our President of Maintenance Services, Seasonal Division and Chief Operating Officer for Maintenance Services, reporting to our CEO. Mr. Herold is entitled to receive:
•
an annual base salary of $485,000, subject to review by our Compensation Committee for increase from time to time; and

•
an annual bonus award targeted at 75% of his base salary, with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

Tom Donnelly.   Mr. Donnelly’s employment agreement provides for his continued employment as our President, Landscape Development, reporting to our CEO. Mr. Donnelly is entitled to receive:
•
an annual base salary of $465,000, subject to review by our Compensation Committee for increase from time to time; and

•
an annual bonus award targeted at 75% of his base salary, with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

Terms of Equity Awards
Pre-IPO Class B Units and Converted Restricted Stock
Prior to our IPO, long-term equity incentive awards were granted to our NEOs in the form of Class B Units, which were 50% time-vesting and 50% performance-vesting. In connection with the IPO, all outstanding unvested Class B Units, including those held by our NEOs, were converted into shares of restricted stock granted under our 2018 Omnibus Incentive Plan on the basis of an exchange ratio that took into account the number of unvested Class B Units held, the applicable threshold value applicable to such Class B Units and the value of the distributions that the holder would have been entitled to receive had BrightView Parent L.P., an affiliate of KKR which was dissolved in August 2018 following the IPO, been liquidated on the date of such conversion in accordance with the terms of the distribution “waterfall” set forth in the Parent Limited Partnership Agreement. Vested Class B Units were similarly converted into shares of our common stock.
The converted unvested shares of restricted stock continue to vest in accordance with the same vesting schedule applicable to the Class B Units from which such shares were converted. In addition, converted unvested restricted shares are eligible to vest proportionately as and when KKR sells shares of our common stock if KKR realizes both a 25% internal rate of return (“IRR”) and a 2.5 times multiple of invested capital (“MOIC”) in connection with such sales.
Assuming an NEO remains employed on each applicable vesting date, the converted time-vesting restricted stock is generally scheduled to vest in equal installments on each of the first five anniversaries of the grant date (with the exception that restricted stock converted from Class B Units granted on or after October 19, 2015 but prior to March 1, 2016 to employees, including our NEOs, who were already Class B unitholders contained vesting schedules that tracked the original vesting schedules of the first grant of Class B Units made to such Class B unitholders).
Assuming an NEO remains employed on each applicable vesting date, the converted performance-vesting restricted stock is generally scheduled to vest with respect to 20% on the last day of each of the first five fiscal years, subject to the Company’s achievement of annual adjusted EBITDA targets, but if any 20% tranche of performance-vesting restricted stock fails to vest in one fiscal year due to the Company not achieving the applicable annual adjusted EBITDA target for such fiscal year, such converted restricted stock remains eligible to vest in the immediately subsequent fiscal year if the Company achieves a cumulative adjusted EBITDA target for the two respective fiscal years combined. With respect to the converted performance-vesting restricted shares that were first scheduled to vest in fiscal year 2016, such shares are also eligible to vest in fiscal year 2021 if the Company achieves the standard (i.e., non-cumulative) adjusted EBITDA target for the 2021 fiscal year. In addition, with respect to converted performance-vesting restricted stock first scheduled to vest in fiscal 2019 through 2022, core EBITDA (i.e., EBITDA measured without taking into account the impact of any acquisitions) must have increased over the prior fiscal year’s core EBITDA for any vesting to occur (i.e., if the annual adjusted EBITDA target for a fiscal year is achieved solely due to increases in adjusted EBITDA resulting from acquisitions, then no vesting will occur even if that annual adjusted EBITDA target is achieved). Partial vesting of the converted performance-vesting restricted stock may occur if performance attainment is at or above 95% of the adjusted EBITDA target, but below 100% of the adjusted EBITDA target. Performance attainment above 100% of the adjusted EBITDA target is capped at 100% of target payout. In addition, if we make acquisitions that generate more than $50 million in gross revenue per year, then the annual (but not the cumulative) adjusted EBITDA target for each of the fiscal years following the fiscal year in which the acquisition occurred will be increased by the amount of additional EBITDA generated by such acquisition in the remaining portion of the fiscal year following the date on which the acquisition was consummated.
Adjusted EBITDA for purposes of the converted restricted stock performance targets is defined as set forth in our Annual Report on Form 10-K for the fiscal year ending September 30, 2020. The adjusted EBITDA targets are designed to provide a reasonably achievable, but challenging, set of goals for our NEOs and other long-term incentive plan participants.
Notwithstanding the vesting parameters set forth above, the Compensation Committee will have the discretion to determine vesting achievement in connection with all acquisitions. The Compensation Committee also reserved the right to further adjust performance targets to take into account the impact of snowfall levels on overall performance.
Top-Up Options
As discussed above under “Compensation Discussion and Analysis — Long-Term Equity Incentive Awards — Vesting of Restricted Stock and Options Based on Fiscal 2019 Performance”, upon the effectiveness of the IPO, we were required under the terms of the Parent Limited Partnership Agreement to grant to each holder of Class B Units, including each of our NEOs, Top Up Options. This option grant was intended to restore to the Class B unitholders the same leverage, or amount of equity at work, that each such Class B unitholder had with respect to their vested and unvested Class B Units prior to their conversion into shares of our common stock (for example, if 100 Class B Units converted into 40 shares of common stock, the option grant was to acquire 60 shares of our common stock). The Top Up Options were granted pursuant to our 2018 Omnibus Incentive Plan, have a per share exercise price equal to the IPO price of $22.00 per share, have the same vesting terms and conditions as the Class B Units to which they correspond (i.e., 50% time-vesting and 50% performance-vesting), and were vested or unvested in the same proportion as the corresponding grant of Class B Units was vested and unvested immediately prior to the IPO (for example, if the time-vesting portion of a grant of Class B Units was 40% vested immediately prior to the IPO, then the one-half of the option grant that was subject to time-based vesting was also 40% vested).
IPO Options
In connection with the IPO, we also granted the following number of nonqualified options (the “IPO Options”) to purchase shares of our common stock to certain of our NEOs: Mr. Feenan (32,073), Mr. Gottsegen (42,764), Mr. Herold (85,529) and Mr. Donnelly (42,764). The IPO Options were granted pursuant to our 2018 Omnibus Incentive Plan and have a per share exercise price equal to the IPO price of $22.00. The IPO Options are time-vesting options that vest as to 25% of the shares subject to such option on each anniversary of the grant date, subject to continued employment on each applicable vesting date.
Post-IPO Equity Awards
In fiscal 2019, the Compensation Committee granted time-vesting stock options and time-vesting restricted stock to each of our NEOs. For Messrs. Masterman, Feenan and Gottsegen, the time-vesting stock options and restricted stock will vest 10%, 20%, 30% and 40%, respectively, on each of the first four anniversaries of the grant date. For Messrs. Herold and Donnelly, the time-vesting stock options and restricted stock will vest 25% on each of the first four anniversaries of the grant date.
In addition, in fiscal 2019, 70% of each NEO’s annual bonus earned was paid in cash and 30% was paid in equity. Each NEO also received a 20% premium on the equity portion of the bonus payout. The equity portion was granted in the form of RSUs that are only forfeitable upon a termination for cause or a violation of restrictive covenants and will be settled in shares 50% on the first anniversary and 50% on the second anniversary of the grant date.
In fiscal 2020, the Compensation Committee granted time-vesting stock options and time-vesting RSUs to each of our NEOs. For Messrs. Masterman, Feenan and Gottsegen, the time-vesting stock options and RSUs will vest 10%, 20%, 30% and 40%, respectively, on each of the first four anniversaries of the grant date. For Messrs. Herold and Donnelly, the time-vesting stock options and RSUs will vest 25% on each of the first four anniversaries of the grant date.
Acceleration
Following certain termination or other events, the NEOs are entitled to accelerated vesting of their equity awards as further described below under “— Potential Payments Upon Termination or Change in Control”.

Outstanding Equity Awards at Fiscal 2020 End
	Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
Andrew Masterman	12/22/2016	—	—	—	—	—	82,116(4)	936,122	—	—
	2/21/2018	—	—	—	—	—	2,400(4)	27,360	—	—
	6/27/2018(5)	636,728	273,636	435,090	22.00	6/27/28	—	—	134,746	1,536,104
	11/28/18(7)	23,649	212,841	—	13.49	11/28/28	91,728	1,045,699	—	—
	11/22/19(8)	—	—	—	—	—	6,975	79,515	—	—
	11/22/19(9)	—	192,185	—	16.89	11/22/29	84,369	961,807	—	—
John Feenan	2/29/2016	—	—	—	—	—	9,266(4)	105,632	—	—
	11/10/2016	—	—	—	—	—	10,264(4)	117,010	—	—
	2/21/2018	—	—	—	—	—	2,400(4)	27,360	—	—
	6/27/2018(5)	260,886	75,473	164,971	22.00	6/27/28	—	—	49,434	563,548
	6/27/2018(6)	16,036	16,037	—	22.00	6/27/28	—	—	—	—
	11/28/18(7)	6,707	60,363	—	13.49	11/28/28	26,019	296,617	—	—
	11/22/19(8)	—	—	—	—	—	4,000	45,600	—	—
	11/22/19(9)	—	59,341	—	16.89	11/22/29	26,050	296,970	—	—
Jonathan Gottsegen	2/29/2016			—	—	—	6,383(4)	72,766	—	—
	6/27/2018(5)	117,223	20,210	64,674	22.00	6/27/28	—	—	20,426	232,856
	6/27/2018(6)	21,382	21,382	—	22.00	6/27/28	—	—	—	—
	11/28/18(7)	5,572	50,148	—	13.49	11/28/28	21,609	246,343	—	—
	11/22/19(8)	—	—	—	—	—	2,658	30,301	—	—
	11/22/19(9)	—	47,338	—	16.89	11/22/29	20,781	236,903	—	—
Jeff Herold	1/31/2014		—	—	—	—	—	—	—	—
	6/27/2018(5)	121,862	—	16,618	22.00	6/27/28	—	—	14,651	167,021
	6/27/2018(6)	42,764	42,765	—	22.00	6/27/28	—	—	—	—
	11/28/18(7)	12,510	37,530	—	13.49	11/28/28	16,178	184,429	—	—
	11/22/19(8)	—	—	—	—	—	2,984	34,018	—	—
	11/22/19(9)	—	39,974	—	16.89	11/22/29	17,229	196,411	—	—
Tom Donnelly	9/30/2014	—	—	—	—	—	—	—	—	—
	6/27/2018(5)	141,490	—	23,139	22.00	6/27/28	—	—	12,438	141,793
	6/27/2018(6)	21,382	21,382	—	22.00	6/27/28	—	—	—	—
	11/28/18(7)	11,995	35,985	—	13.49	11/28/28	15,510	176,814	—	—
	11/22/19(8)	—	—	—	—	—	2,861	32,615	—	—
	11/22/19(9)	—	38,326	—	16.89	11/22/29	16,518	188,305	—	—

(1)
For stock awards granted prior to the IPO, represents the original grant date of the Class B Units that were converted to restricted stock awards in connection with the IPO. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Equity Awards — Pre-IPO Class B Units and Converted Restricted Stock”.

(2)
Amounts reported are based on $11.40, which was the closing price of our common stock on September 30, 2020, the last business day of our fiscal year.

(3)
Reflects performance-vesting restricted stock. The vesting terms of these shares of performance-vesting restricted stock are described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Equity Awards”. Since the performance periods for the performance-vesting criteria for each of the fiscal years subsequent to fiscal 2020 have not commenced as of the end of fiscal 2020, the number and market value of the performance-vesting restricted shares for these years reported in the “Equity Incentive Plan Awards” column above is based on the Company achieving target level of performance, which is the same as the maximum. The actual numbers of shares that will be issued is not yet determinable.

(4)
Reflects time-vesting restricted shares of our common stock. The unvested time-vesting restricted shares generally vest 20% per year on each of the first five anniversaries of the date of grant.

(5)
Amounts set forth in the “Number of Securities Underlying Unexercised Options Unexercisable” column include time-vesting Top-Up Options. For Mr. Masterman, the amount includes (i) 260,000 options that vest in two equal annual installments beginning on December 22, 2020 and (ii) 13,636 options that vest in three approximately equal annual installments beginning on February 21, 2021. For Mr. Feenan, the amount includes (i) 29,338 options that vest on August 29, 2021, (ii) 32,500 options that vest in two equal annual installments beginning on November 10, 2020 and (iii) 13,635 options that vest in three equal annual installments beginning on February 21, 2021. Mr. Gottsegen’s time-vesting Top-Up Options vest on February 29, 2021. All of Mr. Herold’s time-vesting Top-Up Options vested on January 31, 2019. All of Mr. Donnelly’s time-vesting Top-Up Options vested on September 30, 2019.

Amounts set forth in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” column represent performance-vesting Top-Up Options. The vesting terms of these performance-vesting Top-Up Options are described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Equity Awards”. The number and market value of the performance-vesting Top-Up Options for these years reported in this column is based on the Company achieving target level of performance, which is the same as the maximum.
Each of our NEO’s performance-vesting Top-Up Options are eligible to vest as follows: Mr. Masterman — 134,545 options for the fiscal 2021 performance period and 4,545 options for the fiscal 2022 performance period; Mr. Feenan — 50,134 options for the fiscal 2021 performance period and 4,545 options for the fiscal 2022 performance period; Mr. Gottsegen — an average of 20,210 options for the fiscal 2021 performance period; Mr. Herold — 13,848 options for the fiscal 2021 performance period; and Mr. Donnelly — 13,849 options for the fiscal 2021 performance period.
(6)
Reflects IPO Options, which are time-vesting options that vest as to 25% of the shares subject to such option on each anniversary of the grant date, subject to continued employment on each applicable vesting date.

(7)
Reflects time-vesting stock options and time-vesting shares of our restricted stock. For Messrs. Masterman, Feenan and Gottsegen, 10% vested on November 28, 2019, 20% vests on November 28, 2020, 30% vests on November 28, 2021 and 40% vests on November 28, 2022. For Messrs. Herold and Donnelly, 25% vest on each of the first four anniversaries of the date of grant.

(8)
Reflects RSUs that were granted in fiscal 2020 in connection with the Fiscal 2019 Annual Bonus Plan. These RSUs are only forfeitable upon a termination for cause or a violation of restrictive covenants and will be settled in shares 50% on the first anniversary and 50% on the second anniversary of the grant date. See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Equity Awards — Post-IPO Equity Awards”.

(9)
Reflects time-vesting options and RSUs. See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Equity Awards — Post-IPO Equity Awards”.

Option Exercises and Stock Vested in Fiscal 2020
The following table provides information regarding options exercised and equity awards vested during fiscal 2020.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Andrew Masterman	—	—	52,050	863,886
John Feenan	—	—	18,089	284,508
Jonathan Gottsegen	—	—	8,784	127,970
Jeff Herold	—	—	5,392	86,703
Tom Donnelly	—	—	5,170	83,134

(1)
Represents time-based restricted stock or RSUs.

(2)
The value realized on vesting is based on the closing price of our common stock on the NYSE on the vesting date. If vesting occurs on a day on which the NYSE is closed, the value realized on vesting is based on the closing price on the last trading day prior to the vesting date.

Non-Qualified Deferred Compensation — Fiscal 2020
	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Andrew Masterman	86,635	—	37,491	—	302,613
John Feenan	128,138	—	94,580	—	514,430
Jonathan Gottsegen	—	—	—	—	—
Jeff Herold	23,970	—	59,543	40,312(4)	571,253
Tom Donnelly	—	—	11,183	—	96,087

(1)
These amounts are also reported in the Summary Compensation Table.

(2)
Amounts in this column are not reported as compensation for fiscal 2020 in the “Summary Compensation Table” since they do not reflect above-market or preferential earnings.

(3)
Reflects aggregate ESP balance at September 30, 2020. Of the totals in this column, the following amounts were previously reported in the “Summary Compensation Table”: Mr. Masterman $120,029; Mr. Feenan $124,000; Mr. Herold $120,511 and Mr. Donnelly $23,950.

(4)
Distributed pursuant to an in-service distribution elected by Mr. Herold at the time he made the deferral.

Executive Savings Plan
The NEOs and certain other senior employees are eligible to defer salary or bonus under the Executive Savings Plan (the “ESP”) (and, prior to January 1, 2018, to receive matching contributions from the Company on salary (but not bonus) deferrals under the ESP). The ESP is an unfunded, deferred compensation plan that we maintain for a select group of management or highly compensated employees. Amounts deferred under the ESP are eligible to be paid either upon a termination of employment or a specified future date, in each case either in a lump sum or in installments. The ESP is intended to be “unfunded” for purposes of both ERISA and the Code. The ESP is not intended to be a qualified plan under section 401(a) of the Code. Each participating executive’s subaccounts under the ESP will be paid out upon separation from service or on the in-service distribution date elected by the executive at the time the deferral was made, in a lump sum or in monthly, quarterly or annual installments over 2 to 15 years, as elected by the executive at the time of deferral. The Company has adopted a “rabbi” trust, which holds assets that are to be used to fund the payment of benefits under the ESP but remain subject to the claims of our creditors in the event of an insolvency or bankruptcy.
The table below shows the funds available under the ESP and their annual rate of return as of September 30, 2020, as reported by the administrator of the ESP. Participants in the ESP may elect the funds in which their account balances are deemed invested.
Name of Investment Fund	Annual Rate of Return (%) as of 9/30/20
FID 500 INDEX	15.14
JH DISCPL VALUE R6	-8.11
TRP BLUE CHIP GRTH	36.17
AB DISC VALUE Z	-14.8
FID EXTD MKT IDX	12.94
WM BLAIR SMIDCP GR I	13.82
FID DIVERSIFD INTL K	17.32
VANG TOT INTL STK AD	3.77
FID FREEDOM 2005 K	7.3
FID FREEDOM 2010 K	8.13
FID FREEDOM 2015 K	8.9
FID FREEDOM 2020 K	9.67
FID FREEDOM 2025 K	10.16
FID FREEDOM 2030 K	10.79
FID FREEDOM 2035 K	11.48
FID FREEDOM 2040 K	11.8
FID FREEDOM 2045 K	11.81
FID FREEDOM 2050 K	11.76
FID FREEDOM 2055 K	11.81
FID FREEDOM 2060 K	11.84
FID FREEDOM 2065 K	11.62
FID FREEDOM INC K	6.72
FID TOTAL BOND	7.88
FID US BOND IDX	7.06
BLKRK STR INC OPP IS	4.61
FID GOVT MMK	0.61
Potential Payments to Named Executive Officers Upon Termination of Employment or Change of Control
Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those estimated below. Factors that could affect these amounts include the timing during the year of any such event and the valuation of the Company at that time. There can be no assurance that a termination or change of control would produce the same or similar results as those described below if any assumption used to prepare this information is not correct in fact.

Termination Provisions in Employment Agreements
Qualifying Termination.   Pursuant to the terms of each NEO’s employment agreement, if the NEO’s employment is terminated by us without cause or the NEO resigns with good reason, subject to such executive’s execution of a release of claims and continued compliance with certain restrictive covenants, the NEO will be entitled to:
•
a severance payment equal to his then-current annual base salary, paid in periodic installments over a period of 12 months;

•
a pro-rated annual bonus in respect of the fiscal year in which his termination occurs based on actual performance;

•
continuation of COBRA coverage at active employee rates (with the Company paying the remainder of the premium) for up to 18 months following termination; and

•
outplacement services for 12 months following termination in an amount not to exceed $7,500.

Additionally, if an NEO’s employment is terminated within the one-year period following a change of control, such NEO will be entitled to an additional severance payment equal to his target annual bonus for the year of termination, also paid in periodic installments over a period of 12 months.
Any severance payments or benefits payable to an NEO upon a termination of employment described above is subject to the NEO executing a general release of claims and continuing to comply with certain restrictive covenants, described below.
Under the employment agreements, “cause” generally means dishonesty, misconduct, conviction of a crime involving moral turpitude, substance abuse, misappropriation of funds, gross neglect of his duties, or violation of the NEO’s restrictive covenants under the employment agreement.
Under the employment agreements, “good reason” generally means, without the executive’s prior written consent: (i) a material reduction in base salary or target annual bonus opportunity; (ii) a material reduction of duties and responsibilities; or (iii) a relocation of the NEO’s principal office to a location more than 50 miles away. To be considered a resignation from employment for good reason, the NEO must provide written notice of termination within 60 days of the occurrence of such conditions giving rise to good reason and the Company must fail to cure the grounds that constitute good reason.
Termination Due to Death/Disability.   In the event of termination of employment due to death, an NEO’s estate is entitled to receive continued base salary payments through the end of the month in which such termination occurs. Upon termination due to death or disability, an NEO (or his estate) is also entitled to a prorated bonus if he is employed for at least 180 days during the fiscal year.
Change of Control.   If a change of control occurs prior to December 5, 2021, Mr. Masterman is entitled to accelerated payment of a retention bonus equal to $521,000 that is otherwise payable subject to his continued employment on that date.
Restrictive Covenants.   Each NEO’s employment agreement contains: (i) perpetual confidentiality covenants that protect proprietary information, developments and other intellectual property and confidential information and materials of the Company and its affiliates, (ii) a non-competition covenant that prohibits the NEO from engaging in any capacity in business activities that are competitive with the business activities of the Company or its affiliates during employment and for the one year period after termination of employment for any reason, (iii) a non-solicitation covenant that prohibits the NEO from soliciting our customers during employment and for the one year period following termination for any reason, (iv) a non-solicitation covenant that prohibits the NEO from soliciting any of our employees during employment and for the one year period after termination of employment for any reason, and (v) a non-disparagement covenant that prohibits the NEOs from disparaging the Company and our senior officers and directors from disparaging the NEO.
Treatment of Equity Awards
Time-Vesting Restricted Stock and RSUs.   Upon a termination of employment for any reason all unvested time-vesting restricted stock awards and RSUs will be forfeited. Upon the occurrence of a change of control, time-vesting restricted stock awards and RSUs would fully vest.

Performance-Vesting Restricted Stock.   Upon a termination of employment for any reason all unvested performance-vesting restricted stock awards will be forfeited. Upon the occurrence of a change of control, performance-vesting restricted stock would be eligible to vest if affiliates of KKR realized both a 25% IRR and a 2.5 times MOIC in connection with such change of control.
Options.   Upon a termination of employment for any reason any unvested nonqualified stock options will be forfeited and any vested nonqualified stock options will remain exercisable for a period of time following such termination of employment; provided that upon a termination of employment for “cause” all vested and unvested nonqualified options will immediately be forfeited. Upon the occurrence of a change of control, time-vesting stock options would fully vest and performance-vesting stock options would be eligible to vest if affiliates of KKR realized both a 25% IRR and a 2.5 times MOIC in connection with such change of control.
Partial Acceleration of Time-vesting Equity Awards on Termination due to Death or Disability.   Also, in the event of termination of employment due to death or disability, an NEO will become immediately vested in the next tranche of time-vesting equity awards scheduled to vest after the date of termination, if any.
Termination Provisions in the Annual Bonus Plan
Under the annual bonus plan, an NEO is entitled to a prorated bonus if he is employed for at least 180 days during the fiscal year and the termination was due to death or disability or the NEO’s retirement (which is defined as termination for any reason other than for cause after the age of 65).
Potential Payments Upon Termination or Change of Control
The information below describes and estimates certain compensation that would become payable under plans and arrangements if each NEO’s employment had terminated on September 30, 2020, the last business day of fiscal 2020, given the NEO’s compensation as of, and based on the terms of such NEO’s employment agreement and arrangements in effect on, such date. In the case of Mr. Masterman, it also describes the accelerated payment of the retention bonus otherwise due to him on December 5, 2021 if a change of control occurs prior to that date. A description of the provisions governing such payments under our agreements and any material conditions or obligations applicable to the receipt of payments are described above.
The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs.
Name	Cash Severance Payment ($)(1)	Continuation of Group Health Coverage ($)(2)	Value of Equity Acceleration ($)(3)	Outplacement Services ($)	Total ($)
Andrew Masterman
Qualifying Termination	1,598,000	16,546	—	7,500	1,622,046
Qualifying Termination Within One Year of a Change of Control	2,533,000	17,250	—	7,500	2,557,750
Death or Disability	750,329	—	883,044	—	1,633,373
Change of Control	521,000(4)	—	3,048,303	—	3,569,303
John Feenan
Qualifying Termination	1,040,000	12,574	—	7,500	1,060,074
Qualifying Termination Within One Year of a Change of Control	1,527,500	17,778	—	7,500	1,552,778
Death or Disability	391,781	—	313,272	—	705,053
Change of Control	—	—	887,992	—	887,992

Name	Cash Severance Payment ($)(1)	Continuation of Group Health Coverage ($)(2)	Value of Equity Acceleration ($)(3)	Outplacement Services ($)	Total ($)
Jonathan Gottsegen
Qualifying Termination	820,800	17,542	—	7,500	845,842
Qualifying Termination Within One Year of a Change of Control	1,171,800	16,987	—	7,500	1,196,287
Death or Disability	282,279	—	180,679	—	462,958
Change of Control	—	—	585,493	—	585,493
Jeff Herold
Qualifying Termination	776,000	17,701	—	7,500	801,201
Qualifying Termination Within One Year of a Change of Control	1,139,750	17,250	—	7,500	1,164,500
Death or Disability	292,329	—	143,651	—	435,980
Change of Control	—	—	413,911	—	413,911
Tom Donnelly
Qualifying Termination	744,000	17,589	—	7,500	769,089
Qualifying Termination Within One Year of a Change of Control	1,092,750	13,015	—	7,500	1,113,265
Death or Disability	280,274	—	137,758	—	418,032
Change of Control	—	—	396,868	—	396,868

(1)
With respect to a Qualifying Termination, cash severance payment includes 12 months of base salary and the pro rata portion of the annual bonus award earned by the NEO in fiscal 2020. With respect to a Qualifying Termination within one year following a change of control, includes an additional severance payment equal to the NEO’s target annual bonus with respect to the 2020 annual bonus plan. Upon termination due to death, an NEO (or his estate) is entitled to receive continued base salary payments through the end of the month in which such termination occurs. Upon termination due to death or disability, an NEO (or his estate) is also entitled to a prorated bonus if he is employed for at least 180 days during the fiscal year.

(2)
Amounts in this column reflect the cost of providing continued COBRA coverage at active employee rates for 18 months following termination.

(3)
Upon termination due to death or disability, an NEO (or his estate) will become vested in the tranche of time-vesting equity awards next scheduled to vest after the date of termination, if any. In the event of a change of control, all time-vesting equity awards held by our NEOs that are not previously vested or forfeited will fully accelerate and become vested. The amounts reported are based on $11.40, the closing price of our common stock on September 30, 2020, the last business day before the end of our fiscal year. In addition, upon the occurrence of a change of control, performance-vesting equity awards are eligible to vest if KKR realizes both a 25% IRR and a 2.5 times MOIC in connection with such change of control. See “Potential Payments to Named Executive Officers Upon Termination of Employment or Change of Control — Treatment of Equity Awards.” The amount reported in the table assumes that KKR does not achieve the required IRR and MOIC.

(4)
Payable in the event of a change of control that occurs prior to its regularly scheduled December 5, 2021 payment date.

Pay Ratio Disclosure
As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Andrew Masterman, our President and CEO.

For fiscal 2020:
•
the annual total compensation of our median employee was $37,932; and

•
the annual total compensation of our CEO was $4,577,466.

Based on this information, for fiscal 2020 the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was approximately 121 to 1.
We took the following steps to identify the annual total compensation of our median employee:
•
We determined that, as of August 31, 2020, our employee population consisted of approximately 19,946 individuals. This population consisted of our full-time, part-time, and temporary employees employed with us as of the determination date (other than our CEO), except that we excluded individuals who first became our employees during the fiscal year as a result of the following business acquisitions: (i) Heaviland (closed in November 2019, approximately 145 employees); (ii) Summit (closed in January 2020, approximately 120 employees); (iii) Signature Coast (closed in January 2020, approximately 560 employees); and (iv) 4 Seasons Landscape Group (closed in March 2020, approximately 140 employees).

•
To identify the “median employee” from our employee population, we used the amount of total cash compensation for the identified employees as reflected in our payroll records for fiscal year 2020 through the determination date. For total cash compensation, we used base pay, overtime, commissions, special bonuses, and the annual performance bonus assumed at target level. We annualized compensation for any new hires during the year. We did not use any statistical sampling techniques.

•
For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for fiscal year 2020 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $37,932.

•
For the annual total compensation of our CEO, we used the amount reported in the “Total” column for fiscal year 2020 in the Summary Compensation Table included in this proxy statement. This amount includes non-cash values and the grant date fair value, determined in accordance with accounting rules, of equity awards made during fiscal 2020.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.
Director Compensation in Fiscal 2020
Description of Director Compensation
Our non-employee directors nominated by our Sponsors, including Messrs. Grover, Raether and Weisenbeck, received no compensation for their services on the Board in fiscal 2020.
Each of our non-employee directors not associated with our Sponsors (the “Non-Employee Directors”) is entitled to an annual cash retainer of $80,000, payable quarterly in arrears. If the Chair of each committee is a Non-Employee Director, the Chair of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual cash retainer of $20,000, $15,000 and $10,000, respectively, payable quarterly in arrears. Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual cash retainer of $10,000, $7,500 and $5,000, respectively. Each of our Non-Employee Directors have the option of electing to receive 0%, 50% or 100% of their cash compensation in the form of fully-vested common stock.
In addition, our Non-Employee Directors are eligible to receive an annual grant of RSUs having a grant date fair market value equal to $120,000, which are based on the average closing price of our common stock over the 30 calendar day period ending on the last business day before the grant date and vest 100% on the first to occur of the business day immediately preceding our next annual meeting of stockholders or a change in control of the Company. Upon a termination of service for any reason prior to a vesting date any unvested restricted stock units will be forfeited.
Our directors are not paid any fees for attending meetings. However, our directors are reimbursed for travel and lodging expenses associated with attendance at board or committee meetings.
Non-Employee Director Stock Ownership Guidelines
Our Non-Employee Directors are required to hold equity ownership in the Company equal to 5x the director’s annual cash retainer. Non-Employee Directors are expected to comply with the ownership guidelines within five years of the later of (a) March 13, 2019 or (b) the director’s appointment to the Board. Once the ownership level is attained, the Non-Employee Director must retain 30% of net shares granted to him or her until retirement from Board service.
The table below sets forth information regarding Non-Employee Director compensation for fiscal 2020.
Name	Fees Earned or Paid in Cash(1)	Stock Awards ($)(2)	Total ($)
James R. Abrahamson	95,000	120,000	215,000
Jane Okun Bomba	90,000	120,000	210,000
Shamit Grover(3)	—	—	—
Paul E. Raether(3)	—	—	—
Richard W. Roedel	100,000	120,000	220,000
Mara Swan	87,500	120,000	207,500
Joshua T. Weisenbeck(3)	—	—	—

(1)
Non-Employee Directors can elect to take all or a portion of their cash retainer in cash or common stock. Each of our Non-Employee Directors currently takes all of their fees in stock.

(2)
Amounts included in this column reflect the aggregate grant date fair value of RSUs granted in 2020, calculated in accordance with ASC Topic 718. The assumptions used in the valuation are discussed in Note 14 “Equity-Based Compensation” to our audited consolidated financial statements contained in our 2020 Annual Report. As of September 30, 2020, each of our Non-Employee Directors had 7,832 unvested RSUs outstanding.

(3)
Received no compensation as associated with our Sponsors.

OWNERSHIP OF SECURITIES
The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of December 31, 2020 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.
A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
To our knowledge, unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.
Securities subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person.
As of December 31, 2020, there were 105,147,621 shares of our common stock outstanding.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding
Beneficial Owners of More than 5%
Investment funds affiliated with KKR(2)	50,633,123	48.2%
Investment funds affiliated with MSD Partners(3)	11,813,908	11.2%
Directors and Named Executive Officers:
Andrew V. Masterman	1,541,378	1.5%
John A. Feenan	578,663	*
Jeffery R. Herold(4)	694,106	*
Thomas C. Donnelly(5)	488,490	*
Jonathan M. Gottsegen	270,289	*
James R. Abrahamson	62,132	*
Jane Okun Bomba	19,473	*
Shamit Grover(6)	—	*
Paul E. Raether(7)	—	*
Richard W. Roedel(8)	93,496	*
Mara Swan	19,158	*
Joshua T. Weisenbeck(7)	—	*
All directors and executive officers as a group (15 persons)	4,096,093	3.8%

*
Less than one percent.

(1)
The number of shares reported includes shares subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after January 15, 2021 and is as follows: Mr. Masterman, 861,439 shares; Mr. Feenan, 323,772 shares; Mr. Herold, 199,639 shares; Mr. Donnelly, 196,443 shares; Mr. Gottsegen, 180,264 shares; and all directors and executive officers as a group, 1,953,897 shares.

(2)
Represents shares directly owned by KKR BrightView Aggregator L.P. KKR BrightView Aggregator GP LLC, as the general partner of KKR BrightView Aggregator L.P., KKR North America Fund XI L.P., as the sole member of KKR BrightView Aggregator GP LLC, KKR Associates North

America XI L.P., as the general partner of KKR North America Fund XI L.P., KKR North America XI Limited, as the general partner of KKR Associates North America XI L.P., KKR Group Partnership L.P., as the sole stockholder of KKR North America XI Limited, KKR Group Holdings Corp., as the general partner of KKR Group Partnership L.P., KKR & Co. Inc., as the sole stockholder of KKR Group Holdings Corp., KKR Management LLP, as the Series I preferred stockholder of KKR & Co. Inc., and Messrs. Henry R. Kravis and George R. Roberts, as the founding partners of KKR Management LLP, may be deemed to be the beneficial owners having shared voting and investment power with respect to the shares directly owned by KKR BrightView Aggregator L.P. The principal business address of each of the entities and persons identified in this paragraph, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. Each of Messrs. Raether and Weisenbeck is a member of our Board and serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Each of Messrs. Kravis, Roberts, Raether and Weisenbeck disclaims beneficial ownership of the shares held by KKR BrightView Aggregator L.P. The principal business address of each of Messrs. Raether and Weisenbeck is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, New York 10001.
(3)
Represents shares directly owned by MSD Valley Investments, LLC. MSD Partners is the manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Valley Investments, LLC. MSD Partners (GP), LLC, or MSD GP, is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Partners. John C. Phelan and Marc R. Lisker are managers of, and may be deemed to beneficially own securities beneficially owned by, MSD GP. The principal business address of each of the entities and persons identified in this paragraph is c/o MSD Partners, L.P., 645 Fifth Avenue, 21st Floor, New York, NY 10022.

(4)
The number of shares beneficially owned by Mr. Herold also includes 265,977 shares held by trust.

(5)
The number of shares beneficially owned by Mr. Donnelly also includes 164,000 shares held by trust.

(6)
Mr. Grover was formerly an employee of MSD Partners, L.P. and disclaims beneficial ownership of the shares owned by entities affiliated with MSD Partners, L.P. The principal business address of Mr. Grover is c/o MSD Partners, L.P., 645 Fifth Avenue, 21st Floor, New York, NY 10022.

(7)
The principal business address of each of Messrs. Raether and Weisenbeck is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, New York 10001.

(8)
The number of shares beneficially owned by Mr. Roedel also includes 61,170 shares held by his spouse.

TRANSACTIONS WITH RELATED PERSONS
Stockholders Agreement
In connection with our IPO, we entered into a stockholders agreement with the Sponsors. This agreement grants the Sponsors the right to nominate to our Board a number of designees equal to: (A) in the case of funds managed by MSD Partners, one director so long as such funds and its affiliates collectively beneficially own at least 50% of the shares of our common stock they held upon the completion of the IPO and (B) in the case of KKR BrightView Aggregator L.P., (i) at least a majority of the total number of directors comprising our Board at such time as long as KKR BrightView Aggregator L.P. beneficially owns at least 50% of the outstanding shares of our common stock; (ii) at least 40% of the total number of directors comprising our Board at such time as long as KKR BrightView Aggregator L.P. beneficially owns at least 40% but less than 50% of the outstanding shares of our common stock; (iii) at least 30% of the total number of directors comprising our Board at such time as long as KKR BrightView Aggregator L.P. beneficially owns at least 30% but less than 40% of the outstanding shares of our common stock; (iv) at least 20% of the total number of directors comprising our Board at such time as long as KKR BrightView Aggregator L.P. beneficially owns at least 20% but less than 30% of the outstanding shares of our common stock; and (v) at least 10% of the total number of directors comprising our Board at such time as long as KKR BrightView Aggregator L.P. beneficially owns at least 5% but less than 20% of the outstanding shares of our common stock. For purposes of calculating the number of directors that KKR BrightView Aggregator L.P. is entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of our Board (e.g., one and one quarter (1-1/4) directors shall equate to two directors). In addition, in the event a vacancy on the Board is created by the death, disability, retirement or resignation of a Sponsor director designee, funds managed by MSD Partners or KKR BrightView Aggregator L.P., as applicable, who designated such director shall, to the fullest extent permitted by law, have the right to have the vacancy filled by a new Sponsor director-designee.
The stockholders agreement grants to KKR BrightView Aggregator L.P. certain governance rights, for as long as KKR BrightView Aggregator L.P. maintains ownership of at least 25% of our outstanding common stock, including rights of approval over certain corporate and other transactions such as mergers or other transactions involving a change in control and certain rights regarding the appointment of our chief executive officer. In addition, the stockholders agreement grants affiliates of MSD Partners certain governance rights, for as long as affiliates of MSD Partners maintain ownership of at least 5% of our outstanding common stock, including rights of approval over any redemption, acquisition or other purchase of any shares of our equity securities from KKR BrightView Aggregator L.P. other than on a pro rata basis or any transaction between us and KKR BrightView Aggregator L.P., with certain exceptions.
KKR BrightView Aggregator L.P. is entitled to nominate a majority of the total number of directors comprising our Board. However, KKR BrightView Aggregator L.P. has only nominated two directors to our Board. In the future, KKR BrightView Aggregator L.P. may, at its discretion, elect to nominate the maximum number of directors it is entitled to nominate under the stockholders agreement.
Amended Parent Limited Partnership Agreement
In connection with the IPO and the pro rata distribution of shares of our common stock to holders of Class A limited partnership units (the “Class A Units”) of BrightView Parent L.P. (the “Class A Equity Conversion”), the Parent Limited Partnership Agreement was amended to survive the IPO and the dissolution of BrightView Parent L.P. following the Class A Equity Conversion. As amended, BrightView serves as successor to BrightView GP I, LLC, the general partner of the BrightView Parent L.P., and any terms referencing BrightView Parent L.P. or securities of BrightView Parent L.P. are deemed to reference BrightView or securities of BrightView, respectively. The as amended Parent Limited Partnership Agreement preserves certain rights of the limited partners party to the Parent Limit Partnership Agreement that under the terms of the Parent Limited Partnership Agreement were intended to survive an initial public offering by BrightView Parent L.P. or any of its subsidiaries. Such rights include certain registration rights, preemptive rights, tag-along rights and drag-along rights for stockholders party to the Parent Limited Partnership Agreement, each of which is described further below.

Registration Rights
Subject to certain conditions, the Amended Parent Limited Partnership Agreement provides KKR BrightView Aggregator L.P. and its affiliates with an unlimited number of “demand” registrations. Eligible holders that acquired interests in BrightView Parent L.P. in connection with our acquisition of ValleyCrest Holding Co. on June 30, 2014 (the “ValleyCrest Acquisition”) (such holders, including MSD Partners, being referred to herein as the “ValleyCrest Holders”), may after the fourth anniversary of the completion of the IPO request that we file a shelf registration statement, so long as such eligible holder holds at least 7.5% of our outstanding common stock at the time of such request. Under the Amended Parent Limited Partnership Agreement, certain holders of registrable securities party thereto are provided with customary “piggyback” registration rights following the IPO, with certain exceptions. The Amended Parent Limited Partnership Agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act. The “piggyback” registration right of our directors, senior executive officers and other employees party to the Amended Parent Limited Partnership Agreement (such stockholders being referred to herein as the “Management Stockholders”) terminated in June 2020 upon the consummation of a secondary offering that constituted a “Qualified Public Offering” as defined in the Amended Parent Limited Partnership Agreement.
Transfer Restrictions
The Amended Parent Limited Partnership Agreement imposes restrictions on transfers of shares of our common stock held by the stockholders party thereto. Management Stockholders were generally prohibited from transferring their shares prior to the earlier of (i) the second anniversary of the completion of the IPO and (ii) the date on which KKR BrightView Aggregator L.P. or its affiliates sell at least 50% of the shares of our common stock that were converted from the interests indirectly acquired by KKR BrightView Aggregator L.P. in our company in December 2013. These transfer restrictions with respect to the shares held by Management Stockholders terminated upon the consummation of the secondary offering of shares of our common stock in June 2020.
The ValleyCrest Holders are generally prohibited from transferring their shares prior to the fourth anniversary of the completion of the IPO; provided, however, after the second anniversary of the completion of the IPO such stockholders may transfer shares subject to certain volume limitations contained in Rule 144 under the Securities Act. However, shares held by any stockholder party to the Amended Parent Limited Partnership Agreement may be transferred (i) pursuant to an effective registration statement under the Securities Act filed by the company in accordance with the Amended Parent Limited Partnership Agreement and upon the proper exercise of certain “piggyback” registration rights (described above), (ii) certain transfers to certain family members (as specified in the Amended Parent Limited Partnership Agreement) of a stockholder or a stockholder’s trust in accordance with the Amended Parent Limited Partnership Agreement, (iii) transfers approved by our Board in writing (such approval being in the sole discretion of our Board) or (iv) in connection with the exercise of the rights described herein. Shares held by KKR BrightView Aggregator L.P. or its affiliates will not be restricted from being transferred under the Amended Parent Limited Partnership Agreement.
Preemptive Rights
In connection with an issuance of equity securities to KKR BrightView Aggregator L.P. or its affiliates, the Amended Parent Limited Partnership Agreement grants the ValleyCrest Holders and certain individuals party thereto the right to purchase such securities at the same price and on the same terms as the equity securities to be offered to KKR BrightView Aggregator L.P. or its affiliates.
In connection with an issuance of debt securities by the Company, whereby KKR BrightView Aggregator L.P. or its affiliates hold at least 30% of the debt securities offered in such transaction after the underwriting and syndication of the offering, the Amended Parent Limited Partnership Agreement grants the ValleyCrest Holders the right to purchase such debt securities at the same price and on the same terms as the debt securities acquired by KKR BrightView Aggregator L.P. or its affiliates.

These preemptive rights terminated in June 2020 upon the consummation of the Qualified Public Offering.
Tag-Along and Drag-Along Rights
The Amended Parent Limited Partnership Agreement grants the stockholders party to the Amended Parent Limited Purchase Agreement the right to participate in certain sales of shares of our common stock by KKR BrightView Aggregator L.P. or its affiliates (such right being referred to herein as the “Tag-Along Rights”), and requires such stockholders to participate in any such sale if so elected by KKR BrightView Aggregator L.P. or its affiliates in the event that they are proposing to sell stock in a transaction that would constitute a Change in Control (as defined in the Amended Parent Limited Partnership Agreement) (such right being referred to herein as the “Drag-Along Right”). The Tag-Along Rights described above terminated in June 2020 upon the consummation of the Qualified Public Offering; provided, however, with respect to the ValleyCrest Holders, such rights terminate only after the fourth anniversary of the completion of the IPO. The Drag-Along Rights described above terminated in June 2020 upon the consummation of the Qualified Public Offering.
Management Stockholders’ Right to Cause Repurchases and Redemptions
The Amended Parent Limited Partnership Agreement also provides for Management Stockholders’ ability to cause us to repurchase their outstanding stock and vested options in the event of their termination without cause, resignation or death or disability. Pursuant to the Amended Parent Limited Partnership Agreement, Management Stockholders, in the aggregate, may only cause the Company to repurchase shares in an aggregate amount of $2.5 million in any twelve month period in connection with resignations without “Good Reason” (as defined in the Amended Parent Limited Partnership Agreement). The Amended Parent Limited Partnership Agreement also provides for our ability to cause a Management Stockholder to sell his or her stock or options back to the Company upon certain termination events. Our right to cause a Management Stockholder to sell his or her options back to the Company and Management Stockholders’ ability to cause us to repurchase their outstanding stock and vested options, as described above, each terminated in June 2020 upon the consummation of the Qualified Public Offering.
Indemnification Agreement
In connection with the ValleyCrest Acquisition, we entered into an indemnification agreement with the Sponsors, whereby the parties agreed to customary exculpation and indemnification provisions in favor of the Sponsors in connection with certain transactions, including in connection with the services provided under the Monitoring Agreement and transaction fee agreements.
Relationship with KKR Capital Markets
KKR Corporate Lending LLC, an affiliate of KKR Capital Markets LLC, was previously a participating lender under our revolving credit facility and we may engage KKR Capital Markets LLC to assist us with other financing transactions in the future. We did not make any payments to KKR Corporate Lending LLC in the fiscal year ending September 30, 2020.
Relationship with KKR Capstone
We have utilized in the past and may in the future utilize KKR Capstone Americas LLC and/or its affiliates, or KKR Capstone, a consulting company and affiliate of KKR that works exclusively with Kohlberg Kravis Roberts & Co. L.P.’s portfolio companies for consulting services. We did not pay KKR Capstone any fees and/or expenses in the fiscal year ending September 30, 2020.
Transactions with Directors and Officers
In addition, we have certain agreements with our directors and officers which are described in the sections entitled “Compensation Discussion and Analysis” and “Director Compensation in Fiscal 2020.”
We have entered into indemnification agreements with our directors and certain officers. These agreements and our amended and restated bylaws require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. There is currently no pending material litigation or proceeding involving any of our directors or officers for which indemnification is sought.
Related Persons Transaction Policy
Our Audit Committee Charter provides that the Audit Committee will review and approve all material related party transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. Landscape development and maintenance transactions between the Company and entities affiliated with holders of 5% or more of any class of the Company’s outstanding securities that are provided in the ordinary course of business and on substantially the same terms and conditions as would be available to similarly situated customers are deemed to be approved by the Audit Committee (to the extent such transactions would have otherwise been subject to the review and approval process described above).

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING
If any stockholder wishes to propose a matter for consideration at our 2022 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary at BrightView Holdings, Inc., 980 Jolly Road, Blue Bell, Pennsylvania 19422. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2022 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before September 28, 2021. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
In addition, our bylaws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2022, you must submit a timely notice in accordance with the procedures described in our bylaws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2022, such a proposal must be received on or after November 16, 2021, but not later than December 16, 2021. In the event that the date of the Annual Meeting of Stockholders to be held in 2022 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2022 and not later than the later of the 90th day prior to such Annual Meeting of Stockholders to be held in 2022 or ten (10) calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2022 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements, annual reports or notices. This means that only one copy of our proxy materials or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders in your household. If you want to receive separate copies of our proxy materials or Notice of Internet Availability of Proxy Materials, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact the Corporate Secretary at BrightView Holdings, Inc., 980 Jolly Road, Blue Bell, Pennsylvania 19422.

OTHER BUSINESS
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.
By Order of the Board of Directors,
Jonathan M. Gottsegen
Corporate Secretary
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.brightview.com) and click on “Financials and Filings — SEC Filings” under the “Investors” heading.
Copies of our Annual Report on Form 10-K for the year ended September 30, 2020, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:
Corporate Secretary
BrightView Holdings, Inc.
980 Jolly Road
Blue Bell, Pennsylvania 19422

BRIGHTVIEW HOLDINGS, INC.980 Jolly RoadSuite 300Blue Bell, PA 19422THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned hereby appoints Andrew V. Masterman, John A. Feenan and JonathanM. Gottsegen, and each of them, with full power of substitution and power to act alone, asproxies of the undersigned to vote all the shares of Common Stock which the undersignedwould be entitled to vote if personally present and acting at the Annual Meeting ofStockholders of BrightView Holdings, Inc., to be held March 16, 2021 athttps://web.lumiagm.com/298109712, password: brightview2021, and at any adjournmentsor postponements thereof.This proxy, when properly executed, will be voted in the manner directed herein. If nosuch direction is made, this proxy will be voted FOR each of the Director Nomineesand FOR proposal 2, and at the discretion of the proxies with regard to any othermatter that may properly come before the meeting or any adjournment orpostponement thereof.(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OFBRIGHTVIEW HOLDINGS, INC.Tuesday, March 16, 2021GO GREENe-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxymaterial, statements and other eligible documents online, while reducing costs, clutter andpaper waste. Enroll today via www.astfinancial.com to enjoy online access.NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:The Notice of Meeting, proxy statement and proxy cardare available at - http://www.astproxyportal.com/ast/22221Please sign, date and mailyour proxy card in theenvelope provided as soonas possible.Please detach along perforated line and mail in the envelope provided.20830000000000000000 4 031621THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEESAND “FOR” PROPOSAL 2.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x1. Election of Directors:O James R. AbrahamsonO Jane Okun BombaO Shamit GroverO Andrew V. MastermanO Paul E. RaetherO Richard W. RoedelO Mara SwanO Joshua T. Weisenbeck2. To ratify the appointment of Deloitte & Touche LLP as BrightViewHoldings, Inc.’s independent registered public accounting firm for2021.FOR AGAINST ABSTAINFOR ALL NOMINEESWITHHOLD AUTHORITYFOR ALL NOMINEESFOR ALL EXCEPT(See instructions below)NOMINEES:INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here:To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method.Signature of Stockholder Date: Signature of Stockholder Date:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.